Exhibit 10.1

REVOLVING CREDIT AND SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT)

AND

SUCH OTHER LENDERS WHICH ARE NOW OR HEREAFTER A PARTY HERETO

WITH

ZOCHEM INC., A CANADA CORPORATION

(AS BORROWER)

AND

THE GUARANTORS PARTY HERETO

April 29, 2014

REVOLVING CREDIT AND SECURITY AGREEMENT		1

ARTICLE 1 DEFINITIONS.		1

1.1	Accounting Terms.	1
1.2	General Terms.	1
1.3	Uniform Commercial Code Terms.	26
1.4	Certain Matters of Construction.	26
1.5	Permitted Encumbrances.	27
1.6	Currency Matters.	27
ARTICLE 2 ADVANCES, PAYMENTS.		27

2.1	Advances.	27
2.2	Procedure for Advances Borrowing.	28
2.3	Disbursement of Advance Proceeds.	31
2.4	Maximum Advances.	31
2.5	Repayment of Advances.	31
2.6	Repayment of Excess Advances.	32
2.7	Statement of Account.	32
2.8	Letters of Credit.	32
2.9	[Reserved].	33
2.10	[Reserved].	33
2.11	Issuance of Letters of Credit.	33
2.12	Requirements For Issuance of Letters of Credit.	33
2.13	Disbursements, Reimbursements.	34
2.14	Repayment of Participation Advances.	35
2.15	Documentation.	36
2.16	Determination to Honour Drawing Request.	36
2.17	Nature of Participation and Reimbursement Obligations.	36
2.18	Indemnity.	38
2.19	Liability for Acts and Omissions.	38
2.20	Additional Payments.	39
2.21	Manner of Borrowing and Payment.	40
2.22	Use of Proceeds.	41
2.23	Defaulting Lender.	42
ARTICLE 3 INTEREST AND FEES.		43

3.1	Interest.	43
3.2	Letter of Credit Fees.	43
3.3	Facility Fee.	44
3.4	Fee Letter.	44
3.5	Computation of Interest and Fees.	44
3.6	Maximum Charges.	45
3.7	Increased Costs.	45
3.8	Basis For Determining Interest Rate Inadequate or Unfair.	46
3.9	Capital Adequacy.	47
3.10	Gross Up for Taxes.	48
3.11	Currency Indemnity.	48

ARTICLE 4 COLLATERAL: GENERAL TERMS.		49

4.1	Security Interest in the Collateral.	49
4.2	Perfection of Security Interest.	49
4.3	Disposition of Collateral.	50
4.4	Preservation of Collateral.	50
4.5	Ownership of Collateral.	51
4.6	Defense of Agent's and Lenders' Interests.	51
4.7	Books and Records.	52
4.8	Intentionally Omitted.	52
4.9	Compliance with Laws.	52
4.10	Inspection of Premises; Appraisals.	52
4.11	Insurance.	53
4.12	Failure to Pay Insurance.	54
4.13	Payment of Taxes.	54
4.14	Payment of Leasehold Obligations.	54
4.15	Receivables.	55
4.16	Inventory.	58
4.17	Maintenance of Equipment.	58
4.18	Exculpation of Liability.	58
4.19	Environmental Matters.	58
4.20	Financing Statements.	59
4.21	Attachment.	59
ARTICLE 5 REPRESENTATIONS AND WARRANTIES.		59

5.1	Authority.	59
5.2	Formation and Qualification.	60
5.3	Survival of Representations and Warranties.	60
5.4	Tax Returns.	60
5.5	Financial Statements.	60
5.6	Entity Names.	61
5.7	Environmental Compliance.	61
5.8	Solvency; No Litigation, Violation, Indebtedness or Default.	62
5.9	Patents, Trade-marks, Copyrights and Licenses.	63
5.10	Licenses and Permits.	63
5.11	Default of Indebtedness.	63
5.12	No Default.	64
5.13	No Burdensome Restrictions.	64
5.14	No Labour Disputes.	64
5.15	[Reserved].	64
5.16	[Reserved].	64
5.17	Disclosure.	64
5.18	Swaps.	64
5.19	Conflicting Agreements.	65
5.20	Application of Certain Laws and Regulations.	65
5.21	Business and Property of Borrower Parties.	65
5.22	[Reserved].	65

5.23	Anti-Terrorism Laws.	65
5.24	[Reserved].	65
5.25	Securities Laws.	65
ARTICLE 6 AFFIRMATIVE COVENANTS.		65

6.1	Payment of Fees.	66
6.2	Conduct of Business and Maintenance of Existence and Assets.	66
6.3	Violations.	66
6.4	Government Receivables.	66
6.5	Financial Covenants.	66
6.6	Execution of Supplemental Instruments.	67
6.7	Payment of Indebtedness.	67
6.8	Standards of Financial Statements.	67
6.9	Securities Laws.	67
6.10	[Reserved].	67
6.11	Pensions.	67
6.12	Keepwell.	68
6.13	Post-Closing Undertakings.	69
ARTICLE 7 NEGATIVE COVENANTS.		69

7.1	Merger, Consolidation, Acquisition and Sale of Assets.	69
7.2	Creation of Liens.	71
7.3	Guarantees.	71
7.4	Investments.	71
7.5	Loans.	72
7.6	Dividends/Distributions.	72
7.7	Indebtedness.	73
7.8	Nature of Business.	73
7.9	Transactions with Affiliates.	73
7.10	Leases.	73
7.11	Subsidiaries.	74
7.12	Fiscal Year and Accounting Changes.	74
7.13	Pledge of Credit.	74
7.14	Amendment of Organizational Documents.	74
7.15	Pensions.	74
7.16	Prepayment of Indebtedness.	74
7.17	Anti-Terrorism Laws.	75
7.18	[Reserved].	75
7.19	[Reserved].	75
7.20	Other Agreements.	75
7.21	Double Negative Pledge.	75
ARTICLE 8 CONDITIONS PRECEDENT.		75

8.1	Conditions to Effectiveness.	75
8.2	Conditions to Each Advance.	79
ARTICLE 9 INFORMATION AS TO LOAN PARTIES.		80

9.1	Disclosure of Material Matters.	80

9.2	Schedules.	80
9.3	[Reserved].	80
9.4	Litigation.	81
9.5	Material Occurrences.	81
9.6	Government Receivables.	81
9.7	Annual Financial Statements.	81
9.8	Quarterly Financial Statements.	81
9.9	Monthly Financial Statements.	82
9.10	Other Reports.	82
9.11	Additional Information.	82
9.12	Projected Operating Budget.	82
9.13	Environmental Matters.	83
9.14	Notice of Suits, Adverse Events.	83
9.15	[Reserved].	83
9.16	Additional Documents.	83
ARTICLE 10 EVENTS OF DEFAULT.		83

10.1	Nonpayment.	84
10.2	Breach of Representation.	84
10.3	Financial Information.	84
10.4	Judicial Actions.	84
10.5	Noncompliance.	84
10.6	Judgments.	84
10.7	Bankruptcy.	85
10.8	Inability to Pay.	85
10.9	Affiliate Bankruptcy.	85
10.10	Material Adverse Effect.	86
10.11	Lien Priority.	86
10.12	Cross Default - Indebtedness.	86
10.13	Cross Default - Other Agreements.	86
10.14	Breach of Guaranty.	86
10.15	Change of Ownership.	87
10.16	Invalidity.	87
10.17	Licenses.	87
10.18	Seizures.	87
10.19	Holding.	87
10.20	Pension Plans.	87
ARTICLE 11 LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.		88

11.1	Rights and Remedies.	88
11.2	Agent's Discretion.	90
11.3	Setoff.	90
11.4	Rights and Remedies not Exclusive.	91
11.5	Allocation of Payments After Event of Default.	91
ARTICLE 12 WAIVERS AND JUDICIAL PROCEEDINGS.		92

12.1	Waiver of Notice.	92
12.2	Delay.	92
12.3	Jury Waiver.	92

v

ARTICLE 13 EFFECTIVE DATE AND TERMINATION.		93

13.1	Term.	93
13.2	Termination.	93
ARTICLE 14 REGARDING AGENT.		93

14.1	Appointment.	93
14.2	Nature of Duties.	94
14.3	Lack of Reliance on Agent and Resignation.	94
14.4	Certain Rights of Agent.	95
14.5	Reliance.	95
14.6	Notice of Default.	95
14.7	Indemnification.	96
14.8	Agent in its Individual Capacity.	96
14.9	Delivery of Documents.	96
14.10	Borrower's Undertaking to Agent.	96
14.11	No Reliance on Agent's Customer Identification Program.	97
14.12	Other Agreements.	97
14.13	Waiver of Subrogation.	97
ARTICLE 15 MISCELLANEOUS.		97

15.1	Governing Law.	97
15.2	Entire Understanding.	98
15.3	Successors and Assigns; Participations; New Lenders.	100
15.4	Application of Payments.	102
15.5	Indemnity.	103
15.6	Notice.	103
15.7	Survival.	105
15.8	Severability.	105
15.9	Expenses.	105
15.10	Injunctive Relief.	106
15.11	Consequential Damages.	106
15.12	Captions.	106
15.13	Counterparts; Facsimile Signatures.	106
15.14	Construction.	106
15.15	Confidentiality; Sharing Information.	106
15.16	Publicity.	107
15.17	Certifications From Banks and Participants; USA PATRIOT Act.	107
15.18	Joinder of Guarantors.	107
15.19	Anti-Terrorism Laws.	108

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 8.1(i)	Solvency Certificate
Exhibit 15.3	Commitment Transfer Supplement

Schedules

Schedule 1.2(B)	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 4.19	Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labour Disputes
Schedule 7.3	Guarantees
Schedule 7.7	Indebtedness

REVOLVING CREDIT AND SECURITY AGREEMENT

Revolving Credit and Security Agreement dated April 29, 2014, among Zochem Inc., a corporation incorporated pursuant to the Canada Business Corporations Act (the “Borrower”), the Guarantors (as hereinafter defined), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Borrower, Guarantors, Lenders and Agent hereby agree as follows:

ARTICLE 1
DEFINITIONS.

1.1	Accounting Terms.

As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Holding for the fiscal year ended December 31, 2013.

1.2	General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Adjusted EBITDA” shall mean, as of any date of determination, EBITDA of the Borrower and its Subsidiaries, as adjusted (without duplication) to add-back all non-cash expense items and one-time non-recurring expenses or charges for discontinued operations, restructuring, impairment and other charges as reviewed and approved by the Agent, in each case, as consolidated and determined for the Borrower and its Subsidiaries in accordance with GAAP.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Advances” shall have the meaning set forth in Section 2.1.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%) and (iii) the Daily LIBOR Rate plus one percent (1%).  For purposes of this definition, "Daily LIBOR Rate" shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day.  For the purposes of this definition, "Published Rate" shall mean the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by Agent).

"Alternate Source" shall have the meaning set forth in the definition of "Federal Funds Open Rate".

"Alternative Source" shall have the meaning set forth in the definition of "Eurodollar Rate".

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Authority” shall mean any Governmental Body or other Person responsible in whole or in part for environmental matters in such Governmental Body in which any Real Property is located.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Blocked Account Agreements” shall mean each Blocked Account Agreement dated of even date herewith made by Borrower to Agent for the benefit of the Lenders with respect to Borrower’s bank accounts described in Section 4.15.

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h).

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrower’s Account” shall have the meaning set forth in Section 2.7.

“Borrower Party” or “Borrower Parties” shall mean, singularly or collectively, as the context may require, the Borrower and each of its Subsidiaries.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the President, Chief Financial Officer or Controller of Borrower and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Canadian Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which any Loan Party is a party or bound or in which their employees participate or under which any Loan Party has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to, any of their employees or former employees, their directors or officers, individuals working on contract with any Loan Party, or other individuals providing services to any Loan Party of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding Statutory Plans.

“Canadian Pension Plans” means all Canadian Benefit Plans which are required to be registered under Canadian provincial or federal pension benefits standards legislation.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures; provided that expenditures made during such period in connection with the replacement, substitution, restoration or repair of assets to the extent financed with insurance proceeds paid on account of the loss or damage to the assets being replaced, substituted, restored or repaired shall not constitute Capital Expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower Party represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Event” shall mean either (a) an Event of Default shall have occurred and be continuing, or (b) a Testing Event shall have occurred.

“Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or of Canada, as applicable, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s or at least P-1 from Moody’s Investors Service, Inc.; and (c) certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from any commercial bank organized under the laws of the United States of America or of Canada, or any state or province thereof or the District of Columbia, whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition and not subject to setoff rights in favor of such bank.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change of Ownership” shall mean (a) one hundred percent (100%) of the Equity Interests of the Borrower is no longer owned or controlled by Holding, (b) one hundred percent (100%) of the Equity Interests of any Subsidiary of the Borrower is no longer owned or controlled by the Borrower, or (c) any merger, amalgamation, consolidation or sale of substantially all of the property or assets of any Borrower Party. For purposes of this definition, “controlled by” shall mean the power of any person, direct or indirect (i) to vote one hundred percent (100%) or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Person or (ii) to direct or cause the direction of the management and policies of any Person by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital shares, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral or the Borrower.

"CIP Regulations" shall have the meaning set forth in Section 14.11 hereof.

“Closing Date” shall mean April 29, 2014 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Income Tax Act (Canada) and all regulations made thereunder.

“Collateral” shall mean all of a Grantor’s personal property and include:

(a)	all Receivables;

(b)	all Equipment;

(c)	all General Intangibles;

(d)	all Inventory;

(e)	all Investment Property;

(f)	all Subsidiary Shares;

(g)
all of each Grantor’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Grantor’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to each Grantor from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Grantor’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Grantor, all real and personal property of third parties in which such Grantor has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Grantor has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and such Grantor;

(h)
all of each Grantor’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by such Grantor or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this Paragraph; and

(i)
all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and (h) in whatever form, including:  cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

in each case, other than Excluded Property of any Grantor; provided, however, that, with respect to property described in clause (i) of the definition of "Excluded Property" only, if and when the prohibition which prevents the granting by such Grantor to the Agent of a security interest in such Excluded Property is removed or otherwise terminated, the Agent shall, to the extent permitted by applicable law, be deemed to have, and at all times from and after the date hereof to have had, a security interest in and pledge of such Excluded Property.

“Collateral Agent” shall mean the Collateral Agent (as defined in the Intercreditor Agreement).

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(c) or 15.3(d) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate to be signed by the Chief Financial Officer or Controller of Borrower, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by the defaulting party with respect to such default and, such certificate shall have appended thereto calculations or details, as applicable, which set forth compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.8 and 7.9.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or any Other Documents, including any Consents required under all applicable federal, provincial, state or other Applicable Law.

“Consideration” shall mean with respect to any Permitted Acquisition, without duplication, the aggregate of (i) the cash paid by any of the Borrower Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Borrower Parties, whether in favor of the seller or otherwise and whether fixed or contingent, in connection therewith, (iii) any guaranty given or incurred by any Borrower Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Borrower Parties in connection therewith.

“Consigned Inventory” shall mean Inventory of the Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Covered Entity” shall mean (a) Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Grantor, pursuant to which such Grantor is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.12(b) hereof.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.23(a) hereof.

“Deposit Account Control Agreement” shall have the meaning set forth in Section 4.15(h).

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 5.2(b) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in Dollars calculated by the Agent in its discretion at such time using the Exchange Rate in effect on the Business Day of determination.

“Domestic Person” shall mean any entity organized under the laws of Canada or any Province of Canada.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.13(b) hereof.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period (excluding extraordinary gains), plus (ii) all interest expense of the Borrower and its Subsidiaries on a consolidated basis for such period, plus (iii) all charges against income of the Borrower and its Subsidiaries on a consolidated basis for such period for federal, provincial and local taxes.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses, plus (iii) amortization expenses, plus (iv) non-cash share based compensation expenses, plus (v) non-cash charges deducted from Earnings Before Interest and Taxes as a result of mark-to-market adjustments, plus (vi) non-cash charges deducted from Earnings Before Interest and Taxes for fixed asset write-downs/write-offs and any other non-recurring charges, plus (vii) any gains recognized in connection with the exercise of any options and not otherwise included in Earnings Before Interest and Taxes, less (viii) non-cash adjustments added to Earnings Before Interest and Taxes as a result of mark-to-market adjustments, less (ix) any losses incurred as a result of the expiration of any unexercised options and not otherwise deducted from Earnings Before Interest and Taxes, in each case of the Borrower and its Subsidiaries on a consolidated basis for such period.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Inventory” shall mean and include Inventory, excluding work in process, with respect to the Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s commercially reasonable opinion, obsolete, slow moving or unmerchantable and which Agent, in its commercially reasonable discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance).  In addition, Inventory shall not be Eligible Inventory if it (i) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit unless such otherwise Eligible Inventory is in transit from a domestic location owned by the Borrower to a domestic location owned by the Borrower, (iii) is located outside of Canada or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory, unless the Borrower can establish with respect to an item of Consigned Inventory that: (x) all appropriate notices required by the PPSA or other Applicable Law have been given by the Borrower to any secured parties of such consignee having a security interest in Inventory of the consignee prior to delivery of such item of Inventory to such consignee, (y) all appropriate financing statements have been filed by the Borrower against such consignee prior to such delivery of such item of Inventory to the consignee and (z) access agreements, in form and substance satisfactory to the Agent, have been executed by the consignee and delivered to the Agent; provided, however, notwithstanding that such Inventory would otherwise be Eligible Inventory hereunder, such Inventory shall be deemed to not be Eligible Inventory if the regular reporting with respect to such Inventory provided by such third Person to the Borrower and the Agent is not acceptable to the Agent in its reasonable discretion, (v) is the subject of an Intellectual Property Claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts the Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; (vii) or is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement; or (viii) is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.  Eligible Inventory shall not include Inventory being acquired pursuant to a trade Letter of Credit to the extent such trade Letter of Credit remains outstanding.

“Eligible Receivables” shall mean and include with respect to the Borrower, each Receivable of the Borrower arising in the Ordinary Course of Business and which Agent, in its commercially reasonable discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate.  A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent.  In addition, no Receivable shall be an Eligible Receivable if:

(a)
it arises out of a sale made by the Borrower to an Affiliate of the Borrower or to a Person controlled by an Affiliate of the Borrower, unless such sale was made on standard, fair and reasonable terms and conditions, no less favorable to the Borrower than the Borrower could obtain in a comparable arms-length transaction with an unrelated third party; provided that the aggregate amount of Eligible Receivables based on such Affiliate sales shall not exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) at any time;

(b)	it is due or unpaid more than (i) sixty (60) days after the original due date or (ii) ninety (90) days after the original invoice date;

(c)	fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder;

(d)	any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)
the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, a received and manager, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any provincial or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f)
the sale is to a Customer outside the continental United States of America or Canada, unless the sale is on letter of credit (subject to UCP Publication No. 600, and any amendments or revision thereof, or other standards acceptable to the Agent, acting reasonably), guaranty or acceptance terms, in each case acceptable to Agent in its reasonable discretion, or otherwise on terms acceptable to Agent in its reasonable discretion;

(g)
the sale to the Customer is on a bill-and-hold (unless pursuant to documentation in form and substance satisfactory to Agent), guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)	[reserved];

(i)
the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(j)
the Receivable arises with respect to a Customer whose aggregate amount of Receivables constitute forty percent (40%) or more of the aggregate amount of  all Receivables owed to the Borrower, to the extent such Receivables exceed such limit; provided that if such Customer’s credit rating is below any of (A) a Moody’s rating of Baa3, (B) an S&P rating of BBB-, (C) a Fitch rating of BBB-, or (D) a DBRS rating of BBB(low), then such percentage shall be decreased to fifteen percent (15%);

(k)	the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, only to the extent of such offset, deduction, defense, dispute or counterclaim,

(l)
the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason, only to the extent of any offset, deduction, defense, dispute, counterclaim or contingency;

(m)
the Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)	any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o)	such Receivable is not payable to a Borrower; or

(p)	such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Environmental Indemnity” shall mean any environmental indemnity agreement made by the Loan Parties to the Agent relating to any environmental liabilities associated with the Premises as set forth therein, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Environmental Laws” shall mean all federal, provincial and local environmental, occupational health and safety laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, decisions, orders and directives of federal, provincial and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Grantor all of such Grantor’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common share, preferred share or convertible securities.

"Eurodollar Rate" shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum (rounded upwards, if necessary, to the nearest one hundredth (1/100) of one percent (1%)) determined by Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an "Alternative Source"), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternative Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give prompt notice to Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

"Eurodollar Rate Loan" shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article 10 hereof.

“Exchange Rate” means the prevailing spot rate of exchange of such bank as the Agent may reasonably select for the purpose of conversion of one currency to another, at or around 12:00 p.m., on the date on which any such conversion of currency is to be made under this Agreement.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

"Excluded Property" shall mean any Grantor's right, title and interest in and to the following property:  (i) any Collateral to the extent the granting of a security interest in such asset would be prohibited by Applicable Law or would violate the terms of any contract with respect to such assets or would result in or permit any termination, invalidation, cancellation, loss or abandonment thereof or would require a consent not obtained of any third parties that such Grantor is unable to obtain after its use of commercially reasonable efforts (in each case, except to the extent that such requirement of law or the term in any such contract, license, agreement, instrument or other document or similar agreement providing for such prohibition, breach, default or termination is ineffective under Applicable Law (including Sections 9-406, 9-407, 9-408 and 9-409 of the Code (or any successor provision or provisions)), and (ii) any application for registration of a trademark or service mark filed with the United States Patent and Trademark Office ("PTO") on an intent-to-use basis until such time (if any) as an amendment to allege use is accepted by the PTO, at which time such trademark or service mark shall cease to be Excluded Property.

"Federal Funds Effective Rate" for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest one hundredth  (1/100) of one percent (1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

"Federal Funds Open Rate" for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC Bank, National Association (an "Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Loan Parties, effective on the date of any such change.

“Fee Letter” shall mean the fee letter dated of even date herewith among Borrower and Agent.

“Financial Statements” shall have the meaning set forth in Section 5.5(c).

“Fixed Charge Coverage Ratio” shall mean and include, with respect to the Borrower and its Subsidiaries on a consolidated basis for any fiscal period, the ratio of (a) Adjusted EBITDA minus the sum of (i) Unfinanced Capital Expenditures made during such period to the extent in excess of $7,052,000 for any Testing Event that occurs between August 1, 2013 and July 31, 2014, (ii) cash taxes paid or required to be paid during such period, (iii) cash investments in Holding as permitted pursuant to Section 7.4 hereof, (iv) advances, loans and extensions of credit made in cash to Holding as permitted pursuant to Section 7.5 hereof and (v) dividends and distributions paid in cash as permitted pursuant to Section 7.6 hereof, to (b) the sum of (i) all cash expenses and charges for pension and benefit plans (to the extent not already included in Adjusted EBITDA) plus (ii) all Senior Debt Payments during such period.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in Canada or any province or territory thereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“GAAP” shall mean generally accepted accounting principles in Canada in effect from time to time.

“General Security Agreement” shall mean that certain General Security Agreement, dated of even date herewith, executed and delivered by Borrower in connection with this Agreement, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Grantor” or “Grantors” shall mean, singularly or collectively, as the context may require, each Loan Party (other than Holding).

“Guarantor” or “Guarantors” shall mean, singularly or collectively, as the context may require, Holding, each Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 15.18 and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and shall extend to all permitted successors and assigns of such Persons.

“Guaranty” shall mean (i) the Guaranty and Suretyship Agreement made by Holding in favor of Agent for its benefit and for the ratable benefit of Lenders, and (ii) any other guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent, in each case together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof, and “Guarantees” means collectively, all such Guarantees.

“Hazardous Discharge” shall mean any Release or threat of Release of any Hazardous Substance at the Real Property equal to or exceeding a reportable quantity for which notice must be provided to any Authority pursuant to any applicable Environmental Laws.

“Hazardous Substance” shall mean any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, hazardous materials, Hazardous Wastes, hazardous substances or Toxic Substances as defined in applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under Applicable Law now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge”.

“Holding” shall mean Horsehead Holding Corp., a Delaware corporation.

“Holding Bond Issuances” shall mean any unsecured debt securities issuances by Holding.

“Indebtedness” of a Person at a particular date shall mean any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) Capitalized Lease Obligations, (vi) operating lease obligations, (vii) any other transaction (including forward sale or purchase agreements, and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (viii) any Guaranty of Indebtedness for borrowed money.

 “Indenture Documents” shall mean the Indenture and all other agreements, documents, schedules, exhibits and instruments executed or to be executed or delivered in connection therewith, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part, as amended, modified or supplemented from time to time in accordance with the terms hereof, thereof and of the Intercreditor Agreement.

“Indenture” shall mean that certain Indenture, dated July 26, 2012, by and among Holding, the other Grantors (as defined therein) party thereto, the Trustee and the Collateral Agent, as amended.

 “Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that the Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any Eurodollar Loan pursuant to Section 2.2(b).

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Borrower Party or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower Party and/or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include all of each Grantor’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Grantor’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Investment Property” shall mean and include all of each Grantor’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“IP Security Agreement” shall mean the Patent, Trademark and Copyright Security Agreement, dated of even date herewith executed and delivered by Borrower in connection with this Agreement, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Issuer” shall mean any Person who issues a Letter of Credit pursuant to the terms hereof.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement or other similar agreement acceptable to Agent in its sole discretion, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes.  The liabilities of any Borrower Party to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.13(d).

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Sublimit” shall mean Five Million and 00/100 Dollars ($5,000,000.00).

“Letters of Credit” shall have the meaning set forth in Section 2.8.

“License Agreement” shall mean any agreement between the Borrower and a Licensor pursuant to which the Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of the Borrower or otherwise in connection with the Borrower’s business operations.

“Licensor” shall mean any Person from whom the Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with the Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with the Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of the Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of the Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code, PPSA or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Loan Party” or “Loan Parties” shall mean, singularly or collectively, as the context may require, the Borrower and each Guarantor and shall extend to all permitted successors and assigns of each such Person.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, assets, business or properties of the Borrower Parties, taken as a whole, (b) any Borrower Party’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving Advance Amount” shall mean Twenty Million and 00/100 Dollars ($20,000,000.00).

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 15.3(d).

“Month End Financial Statements” shall have the meaning set forth in Section 5.5(c).

“Net Orderly Liquidation Value” shall mean, at any time, the aggregate value of the Borrower’s Inventory at such time in an orderly liquidation, taking into account all costs, fees and expenses estimated to be incurred by the Agent and the Lenders in connection with such liquidation, based upon the most recent appraisal of the Borrower’s Inventory conducted by an appraiser selected by the Agent.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean each Revolving Credit Note and “Notes” shall collectively mean all of the Revolving Credit Notes.

“Notice of Waiver of Rights” shall mean the Notice of Waiver of Rights Regarding Warrants of Attorney, Execution Rights and Waiver of Rights to Prior Notice and Judicial Hearing, dated of even date herewith, made by Loan Parties to Agent, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower Party to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower Party, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including any and all of any Borrower Party’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and any Borrower Party and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including reasonable legal fees and expenses and all obligations of any Borrower Party to Agent or Lenders to perform acts or refrain from taking any action.  Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean with respect to any Borrower Party, operations in connection with environmental services, metals processing and metals reclamation and all related activities incidental thereto.

“Other Documents” shall mean the Notes, any Guaranty, the General Security Agreement, any Pledge Agreement, any Lender-Provided Interest Rate Hedge, the IP Security Agreement, the Notice of Waiver of Rights, any Lien Waiver Agreement, the Fee Letter, the Environmental Indemnity, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Out-of-Formula Loans” shall have the meaning set forth in Section 15.2(b).

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least fifty percent (50%) of the shares or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.13(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payee” shall have the meaning set forth in Section 3.10.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

“Pension Plan Termination Event” means an event which would entitle a Person (without the consent of any Loan Party) to wind- up or terminate a Canadian Pension Plan in full or in part, or the institution of any steps by any Person to withdraw from, terminate participation in, wind- up or order the termination or wind–up of, in full or in part, any Canadian Pension Plan, or the receipt by any Loan Party of correspondence from a Governmental Body relating to a potential or actual, partial or full, termination or wind-up of any Canadian Pension Plan, or an event respecting any Canadian Pension Plan which could result in the revocation of the registration of such Canadian Pension Plan or which could otherwise reasonably be expected to have a Material Adverse Effect in respect of the tax status of any such Canadian Pension Plan.

“Pension Plan Unfunded Liability” means an unfunded liability in respect of any Canadian Pension Plan, including a going-concern unfunded liability, a solvency deficiency or a wind-up deficiency.

“Permitted Acquisition” shall have the meaning set forth in Section 7.1(a) hereof.

“Permitted Encumbrances” shall mean:

(a)	Liens in favor of Agent for the benefit of Agent and Lenders;

(b)	Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c)	Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing;

(d)	deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e)
deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f)
Liens arising by virtue of the rendition, entry or issuance against any Borrower Party or any Subsidiary, or any property of any Borrower Party or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than twenty (20) consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent;

(g)	mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(h)
Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of any Borrower Party and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.7(c);

(i)
easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, rights-of-way, covenants, consents, reservations, defects or irregularities in title, variations, zoning, and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Property, if applicable, and which do not, individually or in the aggregate (i) materially interfere with the occupation, use or enjoyment by the applicable Borrower Party of its business or property so encumbered and (ii) do not materially and adversely affect the value of such Real Property;

(j)	Liens arising from the precautionary PPSA financing statements filed under any lease or license permitted by this Agreement;

(k)
Liens of local or state authorities for franchise or other like Taxes, provided that such liens do not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate at any time for the Borrower;

(l)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(m)
customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the PPSA of banks or other financial institutions where any Borrower Party maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(n)	Liens disclosed on Schedule 1.2(B);

(o)

(p)	other Liens on assets securing Indebtedness not exceeding Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate at any time for all Borrower Parties;

(q)
any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) through (n), provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that was the subject to the Lien so extended, renewed or replaced (plus any improvements on such property) and provided that any such extension, renewal or replacement Lien shall not secure an amount (i.e., outstanding principal plus accrued and unpaid interest and fees and expenses in the case of Indebtedness permitted pursuant to this Agreement) greater than the amount outstanding immediately prior to such extension, renewal or replacement Lien.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, provincial, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Pledge Agreement” shall mean (i) the Pledge Agreement dated of even date herewith made by Holding to Agent for the benefit of Lenders, with respect to all of the issued and outstanding capital stock of the Borrower (which, for greater certainty, is subject to the Permitted Encumbrances in favor of PNC Bank, National Association and the Collateral Agent), and (ii) any other Pledge Agreement executed and delivered by any Loan Party to Agent for the benefit of Lenders with respect to the Subsidiary Shares, in each case together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof, and “Pledge Agreements” means collectively, all such Pledge Agreements.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PPSA” means the Personal Property Security Act (Ontario), provided, however, if attachment, perfection, or priority of the Agent’s Liens are governed by the personal property security laws of any jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions of this Agreement relating to such attachment, perfection or priority and for the definitions related to such provisions;

“Priority Payables” shall mean (a) the full amount of the liabilities of any Loan Party which (i) have a trust imposed to provide for payment or a security interest, pledge, lien, hypothec or charge ranking senior to or pari passu with security interests, liens, hypothecs or charges securing the Obligations on any Collateral under any federal, provincial, state, county, district, municipal, local or foreign law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholdings taxes, value added taxes and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, severance and termination pay, workers’ compensation obligations, government royalties or pension obligations in each case to the extent such trust, or security interest, Lien, hypothec or charge has been or may be imposed and (b) the amount equal to the aggregate value of the Inventory which the Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, Liens, hypothecs or charges securing the Obligations, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any Applicable Laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

“Projections” shall have the meaning set forth in Section 5.5(a) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of applicable provincial law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Purchasing CLO” shall have the meaning set forth in Section 15.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 15.3(c) hereof.

“Real Property” shall mean all of each Borrower Party’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto or which is hereafter owned or leased by any Borrower Party.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Receivables” shall mean and include all of each Grantor’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Grantor by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Grantor arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 15.3(e).

“Reimbursement Obligation” shall have the meaning set forth in Section 2.13(b) hereof.

“Release” shall mean any release, spill, discharge, leak or disposal of any Hazardous Substance.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Lenders” shall mean Lenders holding at least sixty-six and two-thirds of one percent (66 2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding at least sixty-six and two-thirds of one percent (66 2/3%) of the Commitment Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

 “Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus one percent (1.00%) with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus two and one half percent (2.50%) with respect to Eurodollar Loans.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Securities Act” shall mean the Securities Act (Ontario).

“Senior Debt Payments” shall mean and include all cash actually expended by the Borrower and its Subsidiaries on a consolidated basis to make (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein and with respect to any Advances, excluding any fees or costs incurred in connection with the closing of this transaction or any amortization of such fees and costs, plus (c) capitalized lease payments, plus (d) payments with respect to any other Indebtedness for borrowed money.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Statutory Plans” means statutory benefit plans which a Loan Party is required to participate in or comply with, including the Canada Pension Plan and Quebec Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Shares” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by any Borrower Party.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge.

“Taxes” shall mean all federal, provincial, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by any Borrower Party with respect to its business, operations, Collateral or otherwise.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Testing Event” shall mean any instance in which the Borrower requests that a Letter of Credit be issued or uses the proceeds of any Revolving Advance other than to pay fees and/or costs in accordance with Section 15.9.

 “Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under applicable federal or provincial laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.8(a) hereof.

“Transferee” shall have the meaning set forth in Section 15.3(d) hereof.

“Trustee” shall mean the Trustee (as defined in the Intercreditor Agreement).

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances, plus (ii) all amounts due and owing to the Borrower’s trade creditors which are sixty (60) days or more past due, plus (iii) fees and expenses for which Borrower is liable but which have not been paid or charged to Borrower’s Account.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis other than those made utilizing financing provided by the applicable seller or third party lenders or by a Lender hereunder. For the avoidance of doubt, Capital Expenditures made by the Borrower or any of its Subsidiaries utilizing Advances shall not be deemed Unfinanced Capital Expenditures.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

“Year End Financial Statements” shall have the meaning set forth in Section 5.5(b).

1.3	Uniform Commercial Code Terms.

All terms used herein and defined in the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania from time to time (the "Uniform Commercial Code") shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms "accounts", "chattel paper", "commercial tort claims", "instruments", "general intangibles", "goods", "payment intangibles", "proceeds", "supporting obligations", "securities", "investment property", "documents", "deposit accounts", "software", "letter of credit rights", "inventory", "equipment" and "fixtures", as and when used in the description of Collateral (including in Section 4.1 hereto) shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4	Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.  All references herein to the time of day shall mean the time in Pittsburgh, Pennsylvania.  Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  All references to “province”, “provinces” and “provincial” shall be understood to include “territory”, “territories” and “territorial”, respectively.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders.  Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5	Permitted Encumbrances.

The inclusion of Permitted Encumbrances in this Agreement is not intended to subordinate and shall not subordinate any Lien created by any of the security contemplated by this Agreement and the Other Documents to any Permitted Encumbrances.

1.6	Currency Matters.

Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the Other Documents shall be payable in Dollars.  Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement (including without limitation, the determination of whether a repayment is required under Section 2.6), shall be made in Dollars.  For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the Dollar Equivalent thereof on the date of calculation, comparison, measurement or determination. If the Agent shall receive payment in a currency other that the currency in which the Obligations are due, whether pursuant to the exercise of control under a Blocked Account Agreement or Deposit Account Control Agreement, or as proceeds or realization of the Collateral or otherwise, then the Agent shall be authorized to convert such amounts at the Exchange Rate to the currencies in which such Obligations are due for application thereto.

ARTICLE 2
ADVANCES, PAYMENTS.

2.1	Advances.

(a)
Amount of Advances.  Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make advances (“Advances”) to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit and (y) an amount equal to the sum of:

(i)	up to eighty-five percent (85%), subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii)
subject to the provisions of Section 2.1(b) hereof, up to the lesser of (A) the lesser of (x) up to sixty-five percent (65%) (“Inventory Advance Rate” and together with the Receivables Advance Rate, the “Advance Rates”) of the aggregate value of the Eligible Inventory, valued at the lower of weighted-average cost or market, or (y) up to eighty-five percent (85%) of the Net Orderly Liquidation Value of the Eligible Inventory, or (B)  Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate at any one time, minus

(iii)	the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv)	such reserves (including reserves on account of Priority Payables) as Agent may reasonably deem proper and necessary from time to time.

The amount derived from (x) the sum of Sections 2.1(a)(y)(i) and (ii), minus (y) Section 2.1(a)(y)(iv), at any time and from time to time shall be referred to as the “Formula Amount”.  The Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b)
Discretionary Rights.  The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion.  Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrower.  The rights of Agent under this subsection are subject to the provisions of Section 15.2(b).

2.2	Procedure for Advances Borrowing.

(a)
Borrower may notify Agent prior to 12:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, an Advance hereunder.  Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for an Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b)
Notwithstanding the provisions of subsection (a) above, in the event the Borrower desires to obtain a Eurodollar Rate Loan, Borrower shall give Agent written notice by no later than 12:00 p.m. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in an aggregate principal amount that is not less than One Million and 00/100 Dollars ($1,000,000.00) and integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) in excess thereof, and (iii) the duration of the first Interest Period therefor.  Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.  No Eurodollar Rate Loan shall be made available to the Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than four (4) Eurodollar Rate Loans, in the aggregate.

(c)
Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be.  Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Domestic Rate Loan, subject to Section 2.2(d) herein below.

(d)
Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If Borrower desires to convert a loan, Borrower shall give Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e)
At its option and upon written notice given prior to 10:00 a.m. at least three (3) Business Days’ prior to the date of such prepayment, the Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment.  Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment.  In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, the Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f)
Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by the Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by the Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

(g)
Notwithstanding any other provision hereof, if any Applicable Law, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type; provided, however, it is understood and agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by the Agent or any Lender with any request or directive relating thereto shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.  If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including, but not limited to, any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.

2.3	Disbursement of Advance Proceeds.

All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books.  During the Term, Borrower may use the Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.  The proceeds of each Advance requested by Borrower or deemed to have been requested by the Borrower under Section 2.2 hereof shall, with respect to requested Advances to the extent Lenders make such Advances, be made available to the Borrower on the day so requested by way of credit to the Borrower’s operating account at PNC, or such other bank as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Advances deemed to have been requested by the Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4	Maximum Advances.

The aggregate balance of Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount less, in each case, the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit.

2.5	Repayment of Advances.

(a)	The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b)
Each Borrower Party recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received.  In consideration of Agent’s agreement to conditionally credit Borrower’s Account as of the next Business Day following the Agent’s receipt of those items of payment, each Borrower Party agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations (i) on the Business Day Agent receives such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, one (1) Business Day after the Business Day such payment constitutes good funds in Agent’s account.  Agent is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower’s Account for the amount of any item of payment which is returned to Agent unpaid.

(c)
All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent.  Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof.

(d)
Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including any deduction for any setoff or counterclaim.

2.6	Repayment of Excess Advances.

The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.7	Statement of Account.

Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender.  Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrower during such month.  The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower.  The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.8	Letters of Credit.

Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade letters of credit (such letters of credit are collectively, the “Letters of Credit”) for the account of the Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount.  The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit.  All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

2.9	[Reserved].

2.10	[Reserved].

2.11	Issuance of Letters of Credit.

(a)
Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, prior to 12:00 p.m., at least five (5)  Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request.  Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b)
Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honour thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twenty-four (24) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as  most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98 International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”)), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c)	Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit hereunder.

2.12	Requirements For Issuance of Letters of Credit.

(a)
Borrower shall authorize and direct any Issuer to name the Borrower as the “Applicant” or “Account Party” of each Letter of Credit.  If Agent is not the Issuer of any Letter of Credit, Borrower shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(b)
In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, the Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse the Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign the Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department or Canadian customs (“Customs”) in the name of the Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of the Borrower for such purpose; and (iv) to complete in the Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s willful misconduct.  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.13	Disbursements, Reimbursements.

(a)
Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)
In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrower.  Provided that Borrower shall have received such notice, Borrower shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent.  In the event Borrower fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrower shall be deemed to have requested that an Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of Maximum Revolving Advance Amount or the Formula Amount and subject to Section 8.2 hereof.  Any notice given by Agent pursuant to this Section 2.13(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)
Each Lender shall upon any notice pursuant to Section 2.13(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.13(d)) each be deemed to have made an Advance maintained as a Domestic Rate Loan to Borrower in that amount.  If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loans on and after the fourth day following the Drawing Date.  Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.13(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.13(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d)
With respect to any unreimbursed drawing that is not converted into an Advance maintained as a Domestic Rate Loan to Borrower in whole or in part as contemplated by Section 2.13(b), because of Loan Parties’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrower shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to an Advance maintained as a Domestic Rate Loan.  Each Lender’s payment to Agent pursuant to Section 2.13(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.11.

(e)
Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events:  (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than Loan Parties) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.14	Repayment of Participation Advances.

(a)
Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrower (i) in reimbursement of any payment made by Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

(b)
If Agent is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrower to Agent pursuant to Section 2.14(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.15	Documentation.

The Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued on behalf of the Borrower and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from the Borrower’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower’s or the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.16	Determination to Honour Drawing Request.

In determining whether to honour any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.17	Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.14(a) under all circumstances, including the following circumstances:

(a)	any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Loan Party or any other Person for any reason whatsoever;

(b)
the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.10;

(c)	any lack of validity or enforceability of any Letter of Credit;

(d)
any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which the Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Subsidiaries of the Borrower and the beneficiary for which any Letter of Credit was procured);

(e)
the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(f)	payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g)
the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)
any failure by Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrower, unless Agent has received written notice from Borrower of such failure within three (3) Business Days after Agent shall have furnished Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i)	any Material Adverse Effect on any Loan Party;

(j)	any breach of this Agreement or any Other Document by any party thereto;

(k)	the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

(l)	the fact that a Default or Event of Default shall have occurred and be continuing;

(m)	the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(n)	any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.18	Indemnity.

In addition to amounts payable as provided in Section 15.5, each Loan Party hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonour by Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonour resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

2.19	Liability for Acts and Omissions.

As between Loan Parties and Agent and Lenders, each Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall Agent or Agent’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Agent or  such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honour any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honour a previously dishonoured presentation under a Letter of Credit, whether such dishonour was pursuant to a court order, to settle or compromise any claim of wrongful dishonour, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honoured, together with any interest paid by Agent or its Affiliates; (iv) may honour any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honoured under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honour any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Loan Party or any Lender.

2.20	Additional Payments.

Any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower’s Account as an Advance as a Domestic Rate Loan and added to the Obligations.

2.21	Manner of Borrowing and Payment.

(a)	Each borrowing of Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b)
Each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Advances, shall be applied to the Advances pro rata according to the applicable Commitment Percentages of Lenders.  Except as expressly provided herein, all payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 P.M. in Dollars and in immediately available funds.

(c)
(i)           Notwithstanding anything to the contrary contained in Sections 2.21(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Advances shall be advanced by Agent and each payment by the Borrower on account of Advances shall be applied first to those Advances advanced by Agent.  On or before 1:00 P.M. on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Advances during such Week exceeds the aggregate amount of new Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Advances.

(d)	Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Advances which it has funded.

(e)
Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date.  Such certificate of Agent shall be conclusive in the absence of manifest error.

(f)
If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(g)
Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount.  Agent will promptly notify Borrower of its receipt of any such notice from a Lender.  If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent.  A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error.  If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Advances hereunder, on demand from Borrower; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrower’s rights (if any) against such Lender.

2.22	Use of Proceeds.

(a)
Borrower shall apply the proceeds of Advances to (i) refinance certain existing Indebtedness of the Borrower, (ii) pay fees and expenses relating to this transaction, (iii) provide for its working capital needs, (iv) provide for capital improvements, and (v) provide for all other general corporate purposes.

(b)
Without limiting the generality of Section 2.22(a) above, neither Borrower, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Anti-Terrorism Laws.

2.23	Defaulting Lender.

(a)
Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b)
Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default.  Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c)
A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents.  All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d)
Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)
In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

ARTICLE 3
INTEREST AND FEES.

3.1	Interest.

(a)
Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to the applicable Revolving Interest Rate.

(b)
Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Obligations shall bear interest at the applicable Revolving Interest Rate plus two percent (2.0%) per annum (the “Default Rate”).

3.2	Letter of Credit Fees.

Borrower shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by two and one half of one percent (2.50%) per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”).  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.  All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2 shall be increased by an additional two percent (2.0%) per annum.

On demand upon the occurrence and during the continuance of an Event of Default, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and the Borrower hereby irrevocably authorizes Agent, in its discretion, on the Borrower’s behalf and in the Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by the Borrower, in the amounts required to be made by the Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of the Borrower coming into any Lender’s possession at any time.  Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and the Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral.  The Borrower may not withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations, (y) expiration of all Letters of Credit and (z) termination of this Agreement.

3.3	Facility Fee.

If, for any calendar quarter during the Term, the average daily unpaid balance of the Advances and undrawn amount of any outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to three quarters of one percent (0.75%) per annum, on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance.  Such fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4	Fee Letter.

Borrower shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.5	Computation of Interest and Fees.

Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension. Each interest rate which is calculated under this Agreement on any basis other than the actual number of days in a calendar year (the “deemed interest period”) is, for the purposes of the Interest Act (Canada), equivalent to a yearly rate calculated by dividing such interest rate by the number of days in the deemed interest period, then multiplying such result by the actual number  of days in the calendar year (365 or 366).

In no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada)), payable to any Lender under this Agreement or any Other Document exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section on the “credit advanced” (as defined in such section) under this Agreement.  Further, if any payment, collection or demand pursuant to this Agreement in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the affected Lender and the affected Loan Party and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the Criminal Code Section to result in a receipt by such Lender of interest at a rate not in contravention of the Criminal Code Section, such adjustment to be effected, to the extent necessary, as follows:

(a)	firstly, by reducing the amounts or rates of interest required to be paid to that Lender; and

(b)	then, by reducing any fees, charges, expenses and other amounts required to be paid to the affected Lender which would constitute “interest”.

Notwithstanding the above, and after giving effect to all such adjustments, if any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code Section, then the affected Loan Party shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to such excess.  For greater certainty, to the extent that any charges, fees or expenses are held to be within such meaning of “interest”, such amounts shall be pro-rated over (i) the period of time to which they relate or (ii) otherwise over the period from the date of the initial Advance under the Agreement to the date on which all of the Obligations are irrevocably repaid.

3.6	Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7	Increased Costs.

In the event that any Applicable Law, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)
subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

(b)
impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)	impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be.  It is understood and agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by the Agent or any Lender with any request or directive relating thereto shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.  Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

3.8	Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Agent or any Lender shall have determined that:

(a)	reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period; or

(b)
Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrower prompt written or telephonic of such determination.  If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans.  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and the Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.9	Capital Adequacy.

(a)
In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction; provided, however, it is understood and agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by the Agent or any Lender with any request or directive relating thereto shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.  In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b)
A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

3.10	Gross Up for Taxes.

If any Loan Party shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) such Loan Party shall make such withholding or deductions, and (c) such Loan Party shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

3.11	Currency Indemnity.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any Other Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any Other Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose “rate of exchange” means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practices.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Agent of the amount due, Loan Parties will, on the date of receipt by the Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Agent is the amount then due under this Agreement or such Other Document in the Currency Due.  If the amount of the Currency Due which the Agent is so able to purchase is less than the amount of the Currency Due originally due to it, Loan Parties shall indemnify and save the Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the Other Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any Other Document or under any judgment or order.

ARTICLE 4
COLLATERAL: GENERAL TERMS.

4.1	Security Interest in the Collateral.

(a)
To secure the prompt payment and performance to Agent and each Lender of its Obligations, each Grantor hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a specific, fixed and continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.  Each Grantor shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.  Each Grantor shall promptly provide Agent with written notice of all commercial tort claims by such Grantor against a third party to the extent that the damages sought for all commercial tort claims of such Grantor exceeds One Million and 00/100 Dollars ($1,000,000.00) in the aggregate, such notice to contain the case title together with the applicable court and a brief description of the claim(s).  Upon delivery of each such notice, the applicable Grantor shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

(b)
The last day of any term reserved by any real property lease, written or unwritten, or any agreement to lease real property, now held or subsequently acquired by any Grantor is excepted out of the security interest. As further security for the payment of the Obligations, each Grantor agrees that it will stand possessed of the reversion of such last day of the term and shall hold it in trust for the Agent for the purpose of this Agreement.  Each Grantor shall assign and dispose of the same in such manner as the Agent may from time to time direct in writing without cost or expense to the Agent. Upon any sale, assignment, sublease or other disposition of such lease or agreement to lease, the Agent shall, for the purpose of vesting the residue of any such term in any purchaser, sublessee or such other acquiror of the real property lease, agreement to lease or any interest in any of them, be entitled by deed or other written instrument to assign to such other person, the residue of any such term in place of the Agent and to vest the residue freed and discharged from any obligation whatsoever respecting the same.

4.2	Perfection of Security Interest.

Each Grantor shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code, PPSA or other Applicable Law.  By its signature hereto, each Grantor hereby authorizes Agent to file against such Grantor, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code and PPSA in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein).  All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as an Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders promptly upon written demand but in any event no later than ten (10) days after such demand.

4.3	Disposition of Collateral.

Each Grantor will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except as otherwise permitted under this Agreement.

4.4	Preservation of Collateral.

In addition to the rights and remedies set forth in Section 11.1 hereof, upon the occurrence and during the continuance of an Event of Default, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Grantor’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Grantor’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Grantor’s owned or leased property; and (f) appoint by instrument in writing a receiver (which term shall include a receiver and manager or agent) of any Grantor and of all or any part of the Collateral and remove or replace such receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a receiver (any such receiver appointed by the Agent, with respect to responsibility for its acts, shall, to the extent permitted by Applicable Law, be deemed the agent of such Grantor and not of the Agent).  Each Grantor shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct.  All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as an Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5	Ownership of Collateral.

(a)
With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest:  (i) each Grantor shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by any Grantor or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of any Grantor that appear on such documents and agreements shall be genuine and the applicable Grantor shall have full capacity to execute same; and (iv) each Grantor’s Collateral shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and except as otherwise permitted under this Agreement.

(b)
(i) There is no location at which any Grantor has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Grantor is stored; none of the receipts received by any Grantor from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns;  (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Grantor and (B) the chief executive office of each Grantor; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by province (or state, if applicable) and street address, of all Real Property owned or leased by each Grantor, together with the names and addresses of any landlords.

4.6	Defense of Agent’s and Lenders’ Interests.

Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect.  During such period no Grantor shall, without Agent’s prior written consent, pledge, sell (except as otherwise permitted under this Agreement), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Each Grantor shall defend Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time following demand by Agent for payment of all Obligations upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, the applicable Grantor shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code, PPSA or other Applicable Law.  Each Grantor shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into such Grantor’s possession, they, and each of them, shall be held by such Grantor in trust as Agent’s trustee, and such Grantor will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7	Books and Records.

Each Grantor shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business.  All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the applicable Grantor.

4.8	Intentionally Omitted.

4.9	Compliance with Laws.

Each Grantor shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Grantor’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.  The assets of each Grantor at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of such Grantor so that such insurance shall remain in full force and effect.

4.10	Inspection of Premises; Appraisals.

At all reasonable times and upon prior notice to the applicable Grantor if no Event of Default has occurred and is continuing, Agent and each Lender (at such Lender’s sole expense) shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Grantor’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of such Grantor’s business.  Agent, any Lender (at such Lender’s sole expense) and their agents may enter upon any premises of any Grantor at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of any Grantor’s business.  Further, at such times as Agent deems advisable or necessary, Agent shall cause to be conducted an appraisal of the Inventory of any Grantor and/or a field examination of any Grantor; provided that the Grantors shall be responsible for the expense of any such appraisal and/or field examination no more than (i) one (1) time per year with respect to the Grantors’ Inventory, and (ii) one (1) time per year with respect to field examinations, unless in any case an Event of Default has occurred and is continuing, in which event no such frequency limitation shall apply and the Grantors shall be responsible for any expenses associated with any and all appraisals and field examinations conducted pursuant to this Section 4.10.

4.11	Insurance.

The assets and properties of each Grantor at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Grantor so that such insurance shall remain in full force and effect.  Each Grantor shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At the Grantor’s own cost and expense in amounts and with carriers reasonably acceptable to Agent, each Grantor shall (a) keep all its insurable properties and properties in which such Grantor has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Grantor’s including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Grantor insuring against theft, fraud or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Grantor either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state, province or jurisdiction in which such Grantor is engaged in business; and (e) furnish Agent with (i) evidence of the maintenance of such policies by the renewal thereof before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional named insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless prior written notice is given to Agent in accordance with the terms and provisions of the applicable insurance policy(ies). Each Grantor shall provide copies of all such insurance policies (including the appropriate lender loss payee, mortgagee and additional insured endorsements) within thirty (30) days after Agent’s reasonable request, however, only certificates of insurance shall be required on the Closing Date.  The carriers named therein hereby are directed by Agent and each Grantor to make payment for such loss to Agent and not to such Grantor and Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Grantor and Agent jointly, Agent may endorse such Grantor’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Agent is hereby authorized during the existence of an Event of Default to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above.  All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine.  Any surplus shall be paid by Agent to the applicable Grantor or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by the Grantors to Agent, on demand.  Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to the Grantors insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by the Grantors which insure the Grantors’ insurable properties to the extent (i) no Event of Default or Default shall have occurred and be continuing and (ii) Undrawn Availability, both prior to and after giving effect to any such payment, is equal to or greater than Five Million and 00/100 Dollars ($5,000,000.00).  In the event either (i) an Event of Default or Default shall have occurred and be continuing or (ii) Undrawn Availability, both prior to and after giving effect to any such payment, is less than Five Million and 00/100 Dollars ($5,000,000.00), then Agent may, in its sole discretion, either remit the insurance proceeds to Grantors upon Grantors providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by the Grantors to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid.  The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of the condition that the Grantors shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose.

4.12	Failure to Pay Insurance.

If any Grantor fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Grantor, and charge Borrower’s Account therefor as an Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13	Payment of Taxes.

Each Grantor will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Grantor or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes.  If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Grantor and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to any Grantor pay the taxes, assessments or other Charges and each Grantor hereby indemnifies and holds Agent and each Lender harmless in respect thereof.  Agent will not pay any taxes, assessments or Charges to the extent that any Grantor has Properly Contested those taxes, assessments or Charges.  The amount of any payment by Agent under this Section 4.13 shall be charged to Borrower’s Account as an Advance maintained as a Domestic Rate Loan and added to the Obligations and, until the Grantors shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to the Borrower’s credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14	Payment of Leasehold Obligations.

Each Grantor shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15	Receivables.

(a)
Nature of Receivables.  Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Grantor, or work, labor or services theretofore rendered by the applicable Grantor as of the date each Receivable is created.  Same shall be due and owing in accordance with each Grantor’s standard terms of sale without dispute, set-off or counterclaim except as may be stated on the accounts receivable schedules delivered by such Grantor to Agent.

(b)
Solvency of Customers. Each Customer, to the actual knowledge of each Grantor, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of such Grantor who are not solvent such Grantor has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)
Location of the Borrower.  Each Grantor’s chief executive office is located at the address specified on Schedule 4.5 with respect to such Grantor.  Until written notice is given to Agent by any Grantor of any other office at which such Grantor keeps its books and records, all such books and records shall be kept at 1 Tilbury Court, Brampton, Ontario, L6V 2L8, Canada.

(d)
Collection of Receivables.  Prior to a Cash Dominion Event, each Grantor will, at such Grantor’s sole cost and expense, collect all amounts due on Receivables; provided, however, that to the extent such Grantor deposits such amounts in an account, such account shall be an account with respect to which a Blocked Account Agreement has been entered into but will not go into effect until the occurrence of a Cash Dominion Event.  Upon the occurrence of a Cash Dominion Event and, in the event such Cash Dominion Event occurred pursuant to clause (a) of the definition of Cash Dominion Event, until no Event of Default shall have occurred and be continuing, each Grantor shall deliver to the Agent, or deposit in the Blocked Account, on Agent’s behalf and for Agent’s account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness payable to such Grantor on Receivables, and shall not commingle such collections with such Grantor’s funds or use the same except to pay Obligations.

(e)
Notification of Assignment of Receivables.  At any time upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

(f)
Power of Agent to Act on the Borrower’s Behalf.  At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Grantor any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Grantor hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Each Grantor hereby constitutes Agent or Agent’s designee as such Grantor’s attorney with power, at any time after the occurrence and during the continuance of an Event of Default, (i) to endorse such Grantor’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Grantor’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Grantor’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  Agent shall have the right at any time, after the occurrence and during the continuance of an Event of Default, to change the address for delivery of mail addressed to any Grantor to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Grantor.

(g)
No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of Agent or any Lender.  At any time after the occurrence and during the continuance of an Event of Default, Agent may, without notice or consent from any Grantor, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  At any time after the occurrence and during the continuance of an Event of Default, Agent is authorized and empowered to accept the return of the goods represented by any of the Receivables, without notice to or consent by any Grantor, all without discharging or in any way affecting any Grantor’s liability hereunder.

(h)
Establishment of a Lockbox Account, Dominion Account.  Upon the occurrence of a Cash Dominion Event and, in the event such Cash Dominion Event occurred pursuant to clause (a) of the definition of Cash Dominion Event, until no Event of Default shall have occurred and be continuing, all proceeds of Collateral shall be remitted directly by the customers of each Grantor to (or, to the extent such Grantor received such proceeds directly, they shall be deposited by such Grantor into) either a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by such Grantor and be acceptable to Agent.  Each Grantor, Agent and each Blocked Account Bank shall enter into a deposit account control agreement (each, a “Deposit Account Control Agreement”) in form and substance satisfactory to Agent directing such Blocked Account Bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent.  All funds deposited in such Blocked Accounts shall immediately become the property of Agent and each Grantor shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited.  Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder.  Alternatively, upon the occurrence of a Cash Dominion Event and, in the event such Cash Dominion Event occurred pursuant to clause (a) of the definition of Cash Dominion Event, until no Event of Default shall have occurred and be continuing, Agent may establish depository accounts (“Depository Accounts”) in the name of Agent at a bank or banks for the deposit of such funds and each Grantor shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.  All deposit accounts and investment accounts of each Grantor and its Subsidiaries are set forth on Schedule 4.15(h).

(i)
Adjustments.  No Grantor shall, without Agent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Grantor.

4.16	Inventory.

To the extent Inventory held for sale or lease has been produced by any Grantor, it has been and will be produced by such Grantor in accordance with Applicable Law.

4.17	Maintenance of Equipment.

The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved.  No Grantor shall use or operate the Equipment in violation of any Applicable Law.

4.18	Exculpation of Liability.

Nothing herein contained shall be construed to constitute Agent or any Lender as any Grantor’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  The Borrower shall promptly notify the Agent in writing of any significant loss of or damage to any part of the Collateral.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Grantor’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Grantor of any of the terms and conditions thereof.

4.19	Environmental Matters.

(a)
Each Grantor shall ensure that the Real Property and all operations and businesses conducted thereon remains in compliance with all Environmental Laws except to the extent any such failure to comply is not reasonably likely to have a Material Adverse Effect and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b)
Each Grantor shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, judgments, suits, fines and penalties and disbursements of any kind, including reasonable attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge or to the presence of any Hazardous Substances resulting from actions on the part of Agent or any Lender.  Each Grantor’s obligations under this Section 4.19(b) shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, provincial, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.  Each Grantor’s obligations and the indemnifications hereunder shall survive the termination of this Agreement for a period of five (5) years.

(c)	For purposes of Sections 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Grantor’s right, title and interest in and to its owned and leased premises.

4.20	Financing Statements.

Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2(B), no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21	Attachment.

The security interest created hereby is intended to attach when this Agreement is executed by the Grantor and delivered to Agent and the Lenders.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1	Authority.

Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents have been duly executed and delivered by Borrower and this Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrower, enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, are not in contravention of law or the terms of Borrower’s by-laws, certificate or articles of incorporation or other applicable documents relating to Borrower’s formation or to the conduct of Borrower’s business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, by-law or other instrument to which Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2	Formation and Qualification.

(a)
Each Borrower Party is duly incorporated and in good standing under the laws of the province listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the provinces listed on Schedule 5.2(a) which constitute all provinces in which qualification and good standing are necessary for such Borrower Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower Party.  Borrower has delivered to Agent true and complete copies of its certificate or articles of incorporation and by-laws, and will promptly notify Agent of any amendment or changes thereto.

(b)	The only Subsidiaries of each Borrower Party are listed on Schedule 5.2(b).

5.3	Survival of Representations and Warranties.

All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4	Tax Returns.

Each Borrower Party’s federal tax identification number is set forth on Schedule 5.4.  Each Borrower Party has filed all federal, provincial and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable.  Federal, provincial and local income tax returns of each Borrower Party have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending 2007.  The provision for taxes on the books of each Borrower Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5	Financial Statements.

(a)
The twelve-month cash flow projections of Holding and its Subsidiaries on a consolidated basis and the Borrower and its Subsidiaries on a consolidated and consolidating basis and their projected balance sheets as of the Closing Date (the “Projections”), copies of which have been delivered to Agent, were prepared by the Chief Financial Officer of Holding and/or the Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Holding’s and/or the Borrower’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(b)
The balance sheets of Holding and its Subsidiaries on a consolidated basis as of the fiscal year ending December 31, 2013, and the related statements of income, changes in shareholder’s equity, and changes in cash flow for the period ended on such date (collectively, the “Year End Financial Statements”), copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of Holding and its Subsidiaries at such date and the results of their operations for such period.  Since December 31, 2013 there has been no change in the condition, financial or otherwise, of Holding or its Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Holding and its Subsidiaries, except changes in the Ordinary Course of Business and changes described in Holdings’ public filings with the U.S. Securities and Exchange Commission since January 1, 2014.

(c)
The balance sheets of Holding and its Subsidiaries on a consolidating basis as of the months ending January 31, 2014 through February 28, 2014, and the related statements of income, changes in shareholder’s equity, and changes in cash flow for the period ended on such date (collectively, the “Month End Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”), copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied and present fairly the financial position of Holding and its Subsidiaries at such date and the results of their operations for such period.

5.6	Entity Names.

No Borrower Party has been known by any other corporate name in the past five years and no Borrower Party sells Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower Party been the surviving company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years, other than the amalgamation among the former Zochem Inc. (Corporation No. 728607-4) and Horsehead Canada Holding Corp. to form the Borrower on June 28, 2012.

5.7	Environmental Compliance.

(a)
Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the operations of any Borrower Party are the subject of any federal, provincial or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental removal, response or remedial action on any Borrower Party’s owned or leased real property and no such investigations are, to the best of such Borrower Party’s knowledge, threatened against such Borrower Party, and (ii) no enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other written communication from a federal, provincial or local authority has been filed against or delivered to such Borrower Party, regarding or involving any threat of release or release of any environmental pollution or hazardous material on any real property now or previously owned or operated by such Borrower Party or, to such Borrower Party’s knowledge, at any off-site location.

(b)
Except as could not reasonably be expected to have a Material Adverse Effect, no Borrower Party has any known contingent liability with respect to any release or threat of release of any environmental pollution or hazardous material or other violation of Environmental Laws on any real property now or previously owned or operated by such Borrower Party or to such Borrower Party’s knowledge, at any off-site location.

(c)
Each Borrower Party is and has been in compliance with all Environmental Laws applicable to the operation of such Borrower Party’s business, except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

5.8	Solvency; No Litigation, Violation, Indebtedness or Default.

(a)
After giving effect to the transactions contemplated under this Agreement (collectively, the “Transactions”), each Borrower Party will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b)
Except as disclosed in Schedule 5.8(b), no Borrower Party has (i) any pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect.

(c)
No Borrower Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.

(d)
The Canadian Benefit Plans are, and have been, established, registered, amended, funded, invested and administered in compliance with the terms of such Canadian Benefit Plans, all Applicable Laws and any applicable collective agreements. There is no investigation by a Governmental Body or claim (other than routine claims for payment of benefits) pending or, to the knowledge of any Borrower Party, threatened involving any Canadian Benefit Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation or claim (other than routine claims for payment of benefits). All employer and employee payments, contributions and premiums required to be remitted, paid to or paid in respect of each Canadian Pension Plan have been paid or remitted in accordance with its terms and all Applicable Laws. No Pension Plan Termination Event has occurred. The Borrower Parties do not, and have not ever, sponsored, administered, participated in or contributed to a retirement or pension arrangement that provides defined benefits to employees or former employees of the a Borrower Party. None of the Canadian Benefit Plans, other than the Canadian Pension Plans, provide benefits beyond retirement or other termination of service to employees or former employees of the Borrower Parties or to the beneficiaries or dependants of such employees.

5.9	Patents, Trade-marks, Copyrights and Licenses.

All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Borrower Party are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and no Borrower Party is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto.  Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by any Borrower Party and all trade secrets used by any Borrower Party consist of original material or property developed by such Borrower Party or was lawfully acquired by such Borrower Party from the proper and lawful owner thereof.  Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.  With respect to all software used by any Borrower Party, such Borrower Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.

5.10	Licenses and Permits.

Except as set forth in Schedule 5.10, each Borrower Party (a) is in material compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11	Default of Indebtedness.

No Borrower Party is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12	No Default.

No Borrower Party is in default in the payment or performance of any of its contractual obligations which could reasonably be expected to have a Material Adverse Effect and no Default has occurred.

5.13	No Burdensome Restrictions.

No Borrower Party is party to any contract or agreement the performance of which could have a Material Adverse Effect.  Each Borrower Party has heretofore delivered to Agent true and complete copies of all material contracts to which it is a party or to which it or any of its properties is subject.  No Borrower Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14	No Labour Disputes.

No Borrower Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower Party’s employees threatened or in existence and all labor contracts of each Borrower Party are set forth on Schedule 5.14 hereto.

5.15	[Reserved].

5.16	[Reserved].

5.17	Disclosure.

No representation or warranty made by any Borrower Party in this Agreement, any Other Document or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading.  There is no fact known to any Borrower Party or which reasonably should be known to such Borrower Party which such Borrower Party has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement or any Other Document which could reasonably be expected to have a Material Adverse Effect.

5.18	Swaps.

No Borrower Party is a party to, nor will it be a party to, any swap agreement whereby such Borrower Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.19	Conflicting Agreements.

No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower Party or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20	Application of Certain Laws and Regulations.

Neither any Borrower Party nor any Affiliate of any Borrower Party is subject to any law, statute, rule or regulation which prohibits the incurrence of any Indebtedness under this Agreement, including laws, statutes, rules or regulations relative to common or interprovincial carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21	Business and Property of Borrower Parties.

Upon and after the Closing Date, Borrower Parties do not propose to engage in any business other than its Ordinary Course of Business and activities necessary to conduct the foregoing.  On the Closing Date, each Borrower Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower Party.

5.22	[Reserved].

5.23	Anti-Terrorism Laws.

Neither any Loan Party nor any Affiliate of any Loan Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.24	[Reserved].

5.25	Securities Laws.

Neither any Borrower Party nor any of its Subsidiaries (i) is required to file periodic reports under the Securities Act, (ii) is a reporting issuer under the Securities Act or (iii) has filed a prospectus for which a receipt has not been issued under the Securities Act.

ARTICLE 6
AFFIRMATIVE COVENANTS.

Borrower shall, and shall cause each other Borrower Party to, until payment in full of the Obligations and termination of this Agreement:

6.1	Payment of Fees.

Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h).  Agent may, without making demand, charge Borrower’s Account for all such fees and expenses.

6.2	Conduct of Business and Maintenance of Existence and Assets.

Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of Canada or any political subdivision thereof.

6.3	Violations.

Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower Party which could reasonably be expected to have a Material Adverse Effect.

6.4	Government Receivables.

Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, Uniform Commercial Code, PPSA and all other applicable state, provincial or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between the Borrower and the Crown or the United States, any state or any department, agency or instrumentality of any of them.

6.5	Financial Covenants.

(a)
Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00 calculated as of the last day of the month ending April 30, 2014 and as of the last day of each month thereafter for the period equal to the twelve (12) consecutive months then ending

(b)
Without limiting any other term or provision of this Agreement, the Borrower Parties shall not be required to comply with the financial covenant set forth in clause (a) above unless and until, beginning on the Closing Date through the end of the Term, a Testing Event occurs, in which case the Borrower Parties shall be required to have complied with such financial covenant for the relevant period ended as of the last day of the prior month and to comply with such financial covenant for the relevant period ending as of the last day of the current month and for each relevant period thereafter.

6.6	Execution of Supplemental Instruments.

Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.7	Payment of Indebtedness.

Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and the applicable Borrower Party shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8	Standards of Financial Statements.

Cause all financial statements referred to in Sections 9.7, 9.8, 9.9 and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9	Securities Laws.

Promptly notify Agent in writing if any Borrower Party or any of its Subsidiaries (i) is required to file periodic reports under the Securities Act, (ii) becomes a reporting issuer under the Securities Act or (iii) files a preliminary prospectus.

6.10	[Reserved].

6.11	Pensions.

(a)
Each Loan Party will promptly notify the Agent on becoming aware of: (i) a Pension Plan Termination Event; (ii) the failure to make a required contribution to or payment under any Canadian Pension Plan when due in accordance with its terms and Applicable Laws; (iii) the occurrence of any event which is reasonably likely to result in such Loan Party incurring any  liability, fine or penalty with respect to any Canadian Benefit Plan; (iv) the existence of any report that discloses a Pension Plan Unfunded Liability, prior to the filing of such report with any Governmental Authority; (v) the establishment of any new plan which, if it currently existed, would be a Canadian Benefit Plan, or any change to an existing Canadian Benefit Plan; or (vi) the acquisition of an interest in any Person if such Person sponsors, administers, or participates in, or has any liability in respect of, any retirement or pension arrangement that provides defined benefits. In the notice to the Agent of the foregoing, copies of all documentation relating thereto shall be provided.

(b)
Each Loan Party will, with respect to each Canadian Benefit Plan, in a timely fashion perform in all respects all obligations (including funding, investment and administration obligations) required to be performed in connection with such Canadian Benefit Plan.

(c)	Each Loan Party will, with respect to each Canadian Pension Plan, pay all contributions, premiums and payments when due in accordance with its terms and all Applicable Laws.

(d)
If requested by the Agent, each Loan Party will promptly deliver to the Agent, for delivery to the Agent, copies of: (i) annual information returns, actuarial valuations and any other reports which have been filed with a Governmental Body with respect to each Canadian Pension Plan; and (ii) any direction, order, notice, ruling or opinion that such Loan Party may receive from a Governmental Authority with respect to any Canadian Benefit Plan.

6.12	Keepwell.

If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.12, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 6.12 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents.  Each Qualified ECP Loan Party intends that this Section 6.12 constitute, and this Section 6.12 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.13	Post-Closing Undertakings.

(a)
The Borrower shall use commercially reasonable efforts to cause The Bank of Nova Scotia to enter into a blocked account agreement or similar agreement in form and substance satisfactory to the Agent in respect of the Borrower’s accounts with numbers 476968870918 and 476961125117 within thirty (30) days of the date hereof; provided that, if The Bank of Nova Scotia refuses to or is unable to enter into a blocked account agreement or similar agreement in form and substance satisfactory to the Agent witching thirty (30) days of the date hereof, the Borrower shall move such accounts to another financial institution and enter into a blocked account agreement or similar agreement in form and substance satisfactory to the Agent within sixty (60) days of the date hereof.

(b)
The Borrower shall use commercially reasonable efforts to cause Lien Waiver Agreements to be executed with respect to the following Borrower Collateral locations: (i) 300 Statesman Drive, Mississauga, Ontario, L5S 2A2 (Robert Warehouse), (ii) 7380 Bren Road, Mississauga, Ontario (Sherway Group) and (iii) 7715 South 78th Avenue, Bridgeview, Illinois 60455 (Chicagoland Quad Cities); provided that if the Borrower shall fail to provide any such Lien Waiver Agreement on or before the thirtieth (30th) day after the Closing Date, unless Agent deems otherwise, (y) the Inventory located on the premises that is the subject of the missing Lien Waiver Agreement will be excluded from the calculation of Eligible Inventory, or (z) reserves will be instituted and/or maintained by Agent in amounts as it reasonably deems proper from time to time until such Lien Waiver Agreement in form and substance satisfactory to Agent is received by Agent.

(c)	Within ten (10) days after the Closing Date, Borrower shall have opened and shall maintain its main operating account with PNC.

(d)
Within ten (10) days after the Closing Date, Borrower shall have delivered insurance certificates naming Agent as lender loss payee and/or additional insured, as applicable, in form and substance satisfactory to Agent;

ARTICLE 7
NEGATIVE COVENANTS.

No Borrower Party shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1	Merger, Consolidation, Acquisition and Sale of Assets.

(a)
Enter into any merger, amalgamation, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it; provided however, that any Borrower Party may purchase or acquire all or a substantial portion of the assets or Equity Interests of any Domestic Person or a business or division of another Domestic Person (a “Permitted Acquisition”), provided that, each of the following requirements is met:

(i)
if such Borrower Party is acquiring the ownership interests in such Person, such Person shall on or before the date of such Permitted Acquisition join this Agreement as a Guarantor pursuant to Section 15.18 and the Agent shall have received all documents, including organizational documents and legal opinions, it may reasonably require in connection therewith (including, without limitation, such documentation as is required pursuant to Section 15.18);

(ii)
such Borrower Party, such Person and its owners, as applicable, shall grant and cause to be perfected first priority Liens to the Agent for the benefit of the Lenders in the assets of or acquired from such Person covering the same type of assets as the Collateral in accordance with the terms and provisions of Section 15.18, subject to no other Liens except Permitted Encumbrances, on or before the date of such Permitted Acquisition;

(iii)	the applicable Borrower Party shall pledge all of the Equity Interests of such Person owned by such Borrower Party to the Agent for the benefit of the Lenders pursuant to a Pledge Agreement;

(iv)
the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and the Borrower Parties also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(v)
each applicable Governmental Body shall have approved such Permitted Acquisition and the Borrower Parties shall have delivered to the Lenders written evidence of the approval of such Governmental Body or such Permitted Acquisition;

(vi)
the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 7.8;

(vii)
the Borrower shall demonstrate the following, each after giving effect to such Permitted Acquisition, by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 7.1 evidencing such compliance: (y) the aggregate Consideration paid for all Permitted Acquisitions does not exceed Two Million and 00/100 Dollars ($2,000,000.00), and (z) Undrawn Availability of at least Five Million and 00/100 Dollars ($5,000,000.00);

(viii)
the Borrower Parties shall deliver to the Agent at least ten (10) Business Days before such Permitted Acquisition copies of (x) any agreements entered into or proposed to be entered into by such Borrower Parties in connection with such Permitted Acquisition, (y) such other information about such Person or its assets as any Loan Party may reasonably require, and (z) pro forma projections (including a pro forma balance sheet, statements of operations and cash flow) and assumptions used by the Borrower Parties to prepare such projections and all such items shall be in form and substance satisfactory to the Agent; and

(ix)	no Event of Default or Default shall exist immediately prior to or after giving effect to such Permitted Acquisition.

(b)
Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory in the Ordinary Course of Business, (ii) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) and only to the extent that the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent’s first priority security interest and (iii) any other sales or dispositions expressly permitted by this Agreement.

7.2	Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3	Guarantees.

Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees in respect of any Indebtedness or obligations of a Borrower Party to the extent that such Indebtedness or other obligations would not otherwise be prohibited by Section 7.7, (c) the endorsement of checks in the Ordinary Course of Business, and (d) so long as such guarantee is unsecured, the guaranty of the Indebtedness of Holding under any Holding Bond Issuances by any Borrower Party.

7.4	Investments.

Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the government of Canada or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by Canadian or United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least Five Hundred Million and 00/100 Dollars ($500,000,000.00), or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. or Canadian money market funds that invest solely in obligations issued or guaranteed by the government of Canada or the United States of America or an agency thereof, (e) investments by a Borrower Party in a Borrower Party, (f) investments by any Borrower Party in Holding permitted under Sections 7.3 and 7.5 hereof, (g) investments consisting of promissory notes acquired as non-cash consideration in connection with obsolete or surplus Equipment or surplus real estate, (h) investments received in connection with good faith settlement of delinquent accounts and disputes with any customer or supplier arising in the Ordinary Course of Business, (i) Permitted Acquisitions and (j) other investments not to exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate at any time for all Borrower Parties.

7.5	Loans.

Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate, except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (b) advances, loans or extensions of credit to a Borrower Party, (c) loans to its employees in the Ordinary Course of Business not to exceed the aggregate amount of Fifty Thousand and 00/100 Dollars ($50,000.00) at any time outstanding, (d) advances, loans and extensions of credit from any Borrower Party to Holding to enable Holding to make payments and/or prepayments as required or permitted under the terms and provisions of any applicable Holding Bond Issuances or under any Indenture Document so long as no Event of Default shall have occurred or shall occur as a result of giving effect to any such advance, loan or extension of credit and (e) other advances, loans or extensions of credit in an aggregate amount at any time not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) for all Borrower Parties.

7.6	Dividends/Distributions.

Declare, pay or make any dividend or distribution on any shares of the common shares, preferred shares, membership interests or partnership interests of any Borrower Party or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common shares, preferred shares, membership interests or partnership interests or of any options to purchase or acquire any such shares of common or preferred shares, membership interests or partnership interests of any Borrower Party, except that (i) any Borrower Party may make any such payment or distribution to another Borrower Party, (ii) so long as no Event of Default shall have occurred and be continuing or shall occur as a result of giving effect to any such payment, the Borrower Parties shall be permitted to pay dividends or distributions to Holding to enable Holding to make payments as required or permitted under any Holding Bond Issuance or under any Indenture Document, (iii) so long as (y) no Event of Default or Default shall have occurred and be continuing or shall occur as a result of giving effect to any such payment and (z) Undrawn Availability, both prior to and after giving effect to any such payment, is equal to or greater than One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), the Borrower Parties shall be permitted to pay dividends or distributions, and (iv) the Borrower may pay a single dividend to Horsehead Holding Corp. of no more than $10,000,000.

7.7	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of:

(a)
Indebtedness existing on the Closing Date and set forth on Schedule 7.7 (including any extensions or renewals thereof), provided that the principal amount of such Indebtedness shall not be increased without the prior written consent of the Required Lenders;

(b)	Indebtedness to Agent or Lenders under or pursuant to this Agreement or the Other Documents;

(c)	Indebtedness incurred for Capital Expenditures in an aggregate principal amount not to exceed One Million and 00/100 Dollars ($1,000,000.00) at any time;

(d)	[Reserved];

(e)	any guarantee permitted under Section 7.3 hereof; and

(f)	any Indebtedness of any Borrower Party owed to a Loan Party.

7.8	Nature of Business.

Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.9	Transactions with Affiliates.

Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions:  (i) between or among the Loan Parties and/or their respective Subsidiaries not otherwise prohibited hereunder; and (ii) disclosed to Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.10	Leases.

Enter as lessee into any operating lease arrangement for real or personal property (except for rail car leases) if after giving effect thereto, aggregate annual rental payments for all such leased property would exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any one fiscal year in the aggregate for all Borrower Parties.

7.11	Subsidiaries.

(a)
Form any Subsidiary unless (i) such Subsidiary becomes a Guarantor for the Obligations and among other things, executes a Guaranty in form and substance satisfactory to Agent, (ii) Agent shall have received all documents, including organizational documents and legal opinions, it may reasonably require in connection therewith and (iii) the Subsidiary created by such Borrower Party shall grant first priority, perfected Liens in its assets to Agent for the benefit of Lenders covering the same type of assets as the Collateral, and the applicable Borrower Party shall pledge all of the Equity Interests in such Subsidiary owned by such Borrower Party to Agent for the benefit of Lenders pursuant to a Pledge Agreement.

(b)	Enter into any partnership, joint venture or similar arrangement.

7.12	Fiscal Year and Accounting Changes.

Change its fiscal year from the twelve-month period beginning January 1 and ending December 31 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.13	Pledge of Credit.

Now or hereafter (i) pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or (ii) use any portion of any Advance in or for any business other than in the Ordinary Course of Business or as permitted under Sections 7.3, 7.4, 7.5 and 7.6 of this Agreement).

7.14	Amendment of Organizational Documents.

Amend, modify or waive any term or provision of its Certificate or Articles of Incorporation or By-Laws (or equivalent documentation) unless required by law.

7.15	Pensions.

Establish or commence contributing to or otherwise participate in any retirement or pension arrangement that provides defined benefits; or acquire an interest in any Person if such Person sponsors, administers, participates in, or has any liability in respect of, any retirement or pension arrangement that provides defined benefits.

7.16	Prepayment of Indebtedness.

At any time, directly or indirectly, prepay any Indebtedness (other than Indebtedness to Agent or Lenders pursuant to this Agreement or the Other Documents), or repurchase, redeem, retire or otherwise acquire any Indebtedness, in each case of any Borrower Party,  if any Event of Default shall have occurred and be continuing or shall occur as a result of giving effect to any such payment.

7.17	Anti-Terrorism Laws.

No Borrower Party shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:

(a)	[Reserved].

(b)	[Reserved].

(c)
Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. Each Borrower Party shall deliver or shall cause to be delivered to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming such Borrower Party’s compliance with this Section 7.17.

7.18	[Reserved].

7.19	[Reserved].

7.20	Other Agreements.

Enter into any amendment, waiver or modification of any contract, document or agreement in a manner that would be materially adverse to Agent or any Lender.

7.21	Double Negative Pledge.

Enter into or suffer to exist any agreement with any Person, other than in connection with this Agreement, any Holding Bond Issuances or the Indenture Documents, which prohibits or limits the ability of such Borrower Party to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind, real or personal, tangible or intangible (including, but not limited to, shares or other equity interests, as the case may be) of such Borrower Party.

ARTICLE 8
CONDITIONS PRECEDENT.

8.1	Conditions to Effectiveness.

The effectiveness of this Agreement is subject to the satisfaction or waiver by Agent of the following conditions precedent:

(a)
Credit Agreement and Other Documents.  Agent shall have received this Agreement and each Other Document duly executed and delivered by an authorized officer of each Loan Party and any third parties, as applicable (including, without limitation, all original share certificates or other certificates evidencing the Subsidiary Shares and appropriate transfer powers with respect thereto);

(b)
Filings, Registrations and Recordings. (i)  Each document (including any Uniform Commercial Code or PPSA financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required  or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto; and (ii) Agent shall have received the results of searches listing all effective financing statements which name any of the Loan Parties as debtor, together with copies of such financing statements, none of which, except for Permitted Encumbrances, shall cover any of the Collateral;

(c)
Authorization Proceedings of Loan Parties.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any other Other Document and (ii) with respect to the Borrower, the granting by the Borrower of the security interests in and liens upon the Collateral certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d)
Incumbency Certificates of Loan Parties. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of each Loan Party executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e)
Certificates.  Agent shall have received a copy of the Certificate or Articles of Incorporation of each Loan Party, and all amendments thereto, certified by the appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of each Loan Party and all agreements of the Borrower’s shareholders, in each case certified as accurate and complete by the Secretary of each Loan Party;

(f)
Good Standing and Tax Lien Certificates.  Agent shall have received good standing certificates for each Loan Party dated not more than thirty (30) days prior to the Closing Date, issued by the appropriate official of each Loan Party’s jurisdiction of incorporation and each jurisdiction where the conduct of each Loan Party’s business activities or the ownership of its properties necessitates qualification;

(g)
Legal Opinion.  Agent shall have received the executed legal opinion of (i) Buchanan Ingersoll & Rooney P.C., and (ii) Aird & Berlis LLP, in each case in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes and any other Other Document as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h)
No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the respective officers or directors of any Loan Party in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which could reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower Party or the conduct of its respective business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(i)	Solvency Certificate. Agent shall have received an executed Solvency Certificate in the form of Exhibit 8.1(i);

(j)
Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory and Equipment of the Borrower and all books and records in connection therewith;

(k)	Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article 3 hereof and the Fee Letter;

(l)
Existing Indebtedness. Agent shall have received (i) a payoff letter, in form and substance satisfactory to Agent, pursuant to which any existing Indebtedness that is to be paid by initial Advances hereunder will be paid in full, and (ii) evidence satisfactory to Agent that all necessary termination statements, satisfaction documents and any other applicable releases in connection with any existing Indebtedness and all other Liens with respect to Borrower that are not Permitted Encumbrances have been filed or arrangements satisfactory to Agent have been made for such filing;

(m)	Financial Statements. Agent shall have received a copy of (i) the Financial Statements, and (ii) the Projections, which in each case shall be satisfactory in all respects to Agent and Lenders;

(n)
Insurance.  Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrower Parties’ casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as lender loss payee, and certified copies of Borrower Parties’ liability insurance policies, together with endorsements naming Agent as a co-insured or loss payee (as applicable);

(o)	Payment Instructions. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(p)
Blocked Accounts.  Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral or, alternatively, the Borrower shall have established with Agent all of its bank accounts with Agent, all in a manner to the satisfaction of Agent in its sole discretion;

(q)
Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(r)
No Adverse Material Change.  (i) Since December 31, 2013, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(s)	Waivers. Agent shall have received fully executed copies of all Lien Waiver Agreements required by the Agent to be executed on or prior to the Closing Date;

(t)
Contract Review. Agent shall have reviewed all material contracts of Borrower Parties including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(u)
Closing Certificate.  Agent shall have received a closing certificate signed by the Chief Financial Officer of each Loan Party dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) each Loan Party is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(v)	[Reserved];

(w)	Compliance with Laws. Agent shall be reasonably satisfied that the Borrower is in compliance with all pertinent federal, provincial, local or territorial regulations;

(x)	[Reserved]; and

(y)
Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2	Conditions to Each Advance.

The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)
Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(b)
No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(c)
Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement; and

(d)
Borrowing Base.  Agent shall have received evidence from Borrower that the aggregate amount of Eligible Inventory and Eligible Receivables is sufficient in value and amount to support Advances under this Agreement;

(e)	Operating Account. Borrower shall have opened and shall maintain its main operating account with PNC.

Each request for an Advance by the Borrower hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

Notwithstanding the foregoing, outstanding Advances made pursuant to that certain Revolving Credit and Security Agreement, dated December 21, 2012, by and among the Borrower, the lenders party thereto and PNC Bank, Canada Branch, as agent, shall be deemed to be outstanding Advances hereunder as of the Closing Date in accordance with a separate letter agreement entered into between the Borrower, PNC and PNC Bank, Canada Branch.

ARTICLE 9
INFORMATION AS TO LOAN PARTIES.

Until satisfaction in full of the Obligations and the termination of this Agreement:

9.1	Disclosure of Material Matters.

Each Borrower Party shall, immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including the Borrower’s reclamation or repossession of, or the return to the Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2	Schedules.

The Borrower shall, deliver to Agent on or before the twenty-fifth (25th) day of each month as and for the prior month (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports and (d) a Borrowing Base Certificate in form and substance satisfactory to Agent, (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement); provided, however, for any period when a Cash Dominion Event has occurred and is continuing, then, during all such periods the Borrower shall deliver a Borrowing Base Certificate in form and substance satisfactory to the Agent on a weekly basis as and for the prior week (consisting of the seven (7) days commencing on Monday of such prior week and ending on Sunday of such prior week).  In addition, the Borrower will deliver to Agent at such intervals as Agent may require:  (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications.  Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable during the course of any field examination conducted pursuant to Section 4.10 and do whatever it may deem reasonably necessary to protect its interests hereunder.  The items to be provided under this Section 9.2 are to be in form satisfactory to Agent and executed by the Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and the Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3	[Reserved].

9.4	Litigation.

Each Borrower Party shall promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects a material portion of the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5	Material Occurrences.

Each Borrower Party shall promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (c) [Reserved] (d) each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness and which could reasonably be expected to have a Material Adverse Effect; and (e) any other development in the business or affairs of any Loan Party, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

9.6	Government Receivables.

Each Borrower Party shall notify Agent immediately if any of its Receivables arise out of contracts between any Borrower Party and the Crown.

9.7	Annual Financial Statements.

Each Loan Party, as applicable, shall furnish Agent and Lenders within one hundred five (105) days after the end of each fiscal year of Holding, financial statements of Holding and its Subsidiaries on a consolidated basis and the Borrower and its Subsidiaries on a consolidated and consolidating basis including statements of income and shareholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by Grant Thornton LLP, or such other independent certified public accounting firm selected by Loan Parties and satisfactory to Agent.  In addition, the reports shall be accompanied by a Compliance Certificate.

9.8	Quarterly Financial Statements.

Each Loan Party, as applicable, shall furnish Agent and Lenders within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Holding and its Subsidiaries on a consolidated basis and the Borrower and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and shareholders’ equity and cash flow of Holding and its Subsidiaries on a consolidated basis and the Borrower and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Loan Parties’ business or Borrower Parties’ business, as applicable, and accompanied by comparative financial statements of Holding and its Subsidiaries and the Borrower and its Subsidiaries, as applicable, for the same quarter and same fiscal year-to-date period in the prior fiscal year.  The reports shall be accompanied by a Compliance Certificate.

9.9	Monthly Financial Statements.

The Borrower shall, furnish Agent and Lenders within thirty (30) days after the end of each month, an unaudited balance sheet of the Borrower and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and shareholders’ equity and cash flow of the Borrower and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Borrower or any of its Subsidiaries’ business, and accompanied by comparative financial statements of the Borrower and its Subsidiaries for the same month and same fiscal year-to-date period in the prior fiscal year.

9.10	Other Reports.

Each Borrower Party shall furnish Agent as soon as available, but in any event within ten (10) days after the written request of the Agent, with copies of such financial statements, reports and returns as each Borrower Party shall send to its shareholders, members or partners, as applicable.

9.11	Additional Information.

Each Borrower Party shall furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement, the Notes and any other Other Document have been complied with by Loan Parties including, without the necessity of any request by Agent, (a) at least thirty (30) days prior thereto, notice of any Borrower Party’s opening of any new principal office or any Borrower Party’s closing of any principal office, and (b) promptly upon any Borrower Party’s learning thereof, notice of any labor dispute to which any Borrower Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower Party is a party or by which any Borrower Party is bound.

9.12	Projected Operating Budget.

The Borrower shall furnish Agent and Lenders, no later than January 31st of each fiscal year of the Borrower and its Subsidiaries during the Term a month by month projected operating budget and cash flow of the Borrower and its Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of the Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements.

9.13	Environmental Matters.

Each Borrower Party shall promptly notify Agent in writing upon the occurrence of (a) any expenditure (actual or anticipated, individually or in the aggregate during a fiscal year) in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) for environmental response, removal or remedial action or for responses to environmental violations or environmental testing and the impact of said expenses on the affected Borrower Party’s working capital, which expenditure is not identified in any Phase I or other environmental report previously delivered to the Agent, and (b) any Borrower Party’s receipt of written notice from any local, provincial or federal authority advising such Borrower Party of any environmental liability (real or potential) arising from such Borrower Party’s operations, its owned or leased real property, its environmental management practices, or off-site waste disposal sites used by such Borrower Party, which liability could reasonably be expected to result in expenditures in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00).

9.14	Notice of Suits, Adverse Events.

Each Borrower Party shall furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that could reasonably be expected to have a Material Adverse Effect, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent that could reasonably be expected to have a Material Adverse Effect; and (iii) copies of any periodic or special reports filed by any Borrower Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower Party, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party that could reasonably be expected to have a Material Adverse Effect.

9.15	[Reserved].

9.16	Additional Documents.

Each Borrower Party shall execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

ARTICLE 10
EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1	Nonpayment.

Failure by the Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2	Breach of Representation.

Any representation or warranty made or deemed made by any Loan Party in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3	Financial Information.

Failure by any Loan Party to (i) furnish financial information when due or when otherwise required to do so pursuant to the terms and conditions of this Agreement and any of the Other Documents, or (ii) permit the inspection of its books or records in accordance with this Agreement;

10.4	Judicial Actions.

Issuance of a notice of Lien, levy, assessment, injunction or attachment against the Borrower’s Inventory or Receivables or against a material portion of the Borrower’s other property, other than Permitted Encumbrances, which is not stayed or lifted within thirty (30) days;

10.5	Noncompliance.

Except as otherwise provided for in Sections 10.1, 10.3 and 10.5 (ii), (i) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Loan Party and Agent or any Lender related to the transactions described herein, or (ii) failure or neglect of any Borrower Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within thirty (30) days from the occurrence of such failure or neglect;

10.6	Judgments.

Any judgment or judgments are rendered against the Loan Parties, singularly or collectively, (a) for an aggregate amount in excess of One Million and 00/100 Dollars ($1,000,000.00), and where (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (b) where such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7	Bankruptcy.

Any Loan Party shall (i) apply or file for, consent to or suffer the appointment of, or the taking of possession by, a receiver, interim receiver, sequestrator, administrator, monitor, custodian, trustee, liquidator or any other Person with similar powers or fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) be issued or enforced upon or against all of the Collateral, or any substantial part of the Collateral a distress, warrant, garnishment, attachment, sequestration, execution, levy, writ, or any other similar process or any third party demand issued by any Governmental Body, administrative body or taxation authority or any other seizure is made by any such authorities on any part of the Collateral, (iv) commence a voluntary case or proceeding under any provincial, state or federal bankruptcy laws (as now or hereafter in effect) or other Applicable Law in relation to bankruptcy, insolvency, reorganization, relief, or imposition for debtors including any application for a plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, (v) be declared or be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) file any proposal or notice of intention to make a proposal or a notice of intention to enforce security is issued under the Bankruptcy and Insolvency Act (Canada), (viii) be issued any notice of intention to enforce against the Collateral or any part thereof nor suffer the enforcement against same by any holder of any security, interest, mortgage, lien, charge, claim or any other encumbrance, (ix) be wound up, dissolved or liquidated under any Applicable law or otherwise,  or become subject to the Winding-up and Restructuring Act (Canada) or have its existence terminated or pass any resolution in connection with the foregoing, (x) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws,  or (xi) take any action for the purpose of effecting any of the foregoing;

10.8	Inability to Pay.

Any Loan Party shall admit in writing its inability, or be generally unable, to pay its obligations as they become due or cease or threaten to cease operations of its present business;

10.9	Affiliate Bankruptcy.

Holding or any Borrower Party shall (i) apply or file for, consent to or suffer the appointment of, or the taking of possession by, a receiver, interim receiver, sequestrator, administrator, monitor, custodian, trustee, liquidator or any other Person with similar powers or fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) admit in writing its inability, or be generally unable, to pay its obligations as they become due or cease or threaten to cease operations of its present business (iv) be issued or enforced upon or against all of the Collateral, or any substantial part of the Collateral a distress, warrant, garnishment, attachment, sequestration, execution, levy, writ, or any other similar process or any third party demand issued by any Governmental Body, administrative body or taxation authority or any other seizure is made by any such authorities on any part of the Collateral, (v) commence a voluntary case or proceeding under any provincial, state or federal bankruptcy laws (as now or hereafter in effect) or other Applicable Law in relation to bankruptcy, insolvency, reorganization, relief, or imposition for debtors including any application for a plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, (vi) be declared or be adjudicated a bankrupt or insolvent, (vii) file a petition seeking to take advantage of any other law providing for the relief of debtors, (viii) file any proposal or notice of intention to make a proposal or a notice of intention to enforce security is issued under the Bankruptcy and Insolvency Act (Canada), (ix) be issued any notice of intention to enforce against the Collateral or any part thereof nor suffer the enforcement against same by any holder of any security, interest, mortgage, lien, charge, claim or any other encumbrance, (x) be wound up, dissolved or liquidated under any Applicable law or otherwise,  or become subject to the Winding-up and Restructuring Act (Canada) or have its existence terminated or pass any resolution in connection with the foregoing, (xi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws,  or (xii) take any action for the purpose of effecting any of the foregoing;

10.10	Material Adverse Effect.

Any change in any Loan Party’s results of operations or financial condition which in Agent’s opinion has a Material Adverse Effect;

10.11	Lien Priority.

Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien (subject only to the Permitted Encumbrances that are specifically entitled pursuant to Applicable Law, or specifically acknowledged in writing by Agent, to have priority over Agent’s Liens);

10.12	Cross Default - Indebtedness.

A default or event of default has occurred under any document under which there is any Indebtedness for borrowed money of any Loan Party in a principal amount outstanding in excess of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), if such default or event of default (a) is caused by a failure of a Loan Party to make a payment of principal or interest prior to the expiration of the applicable grace period provided in such document with respect to such Indebtedness and such default or event of default permits the acceleration of such Indebtedness or the termination of any commitment to lend prior to the stated maturity thereof, or (b) results in the acceleration of such Indebtedness or the termination of any commitment to lend prior to the stated maturity thereof;

10.13	Cross Default – Other Agreements.

A default or event of default has occurred under any agreement of any Loan Party which it is a party, other than any default or event of default addressed under Section 10.12 hereof, which is continuing after the expiration of any applicable cure period, and which would reasonably be expected to have a Material Adverse Effect;

10.14	Breach of Guaranty.

Termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of any Loan Party, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;

10.15	Change of Ownership.

Any Change of Ownership shall occur;

10.16	Invalidity.

Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender;

10.17	Licenses.

Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of the Borrower, the continuation of which is material to the continuation of the Borrower’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of the Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of the Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect.

10.18	Seizures.

Any material portion of the Collateral shall be seized or taken by a Governmental Body, or any Borrower Party or the title and rights of any Borrower Party which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which, in the opinion of Agent, upon final determination, could reasonably be expected to result in impairment or loss of the security provided by this Agreement or the Other Documents.

10.19	Holding.

At any time, Holding ceases to be a publicly held corporation.

10.20	Pension Plans.

A Pension Plan Termination Event occurs, or a Loan Party fails to make a required contribution to or payment under any Canadian Pension Plan when due.

ARTICLE 11
LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1	Rights and Remedies.

(a)
Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against any Loan Party in any involuntary case under any state, provincial or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Loan Party.  Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, under the PPSA and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Agent may enter any of the Borrower’s premises or other premises without legal process and without incurring liability to the Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require the Borrower to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by the Borrower.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of the Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods and, in furtherance of the foregoing grant, to the extent any such trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory are not able to be licensed by the Borrower to the Agent, the Borrower shall use its best commercial efforts to cause all necessary consents to be given for the  purposes set forth above.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.

(b)
Agent may seek the appointment of a receiver, receiver-manager or keeper (a “Receiver”) under the laws of Canada or any Province thereof to take possession of all or any portion of the Collateral of Loan Parties or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing.  Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed agent of Loan Parties and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants or employees.  Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of the Loan Parties, to preserve Collateral of the Loan Parties or its value, to carry on or concur in carrying on all or any part of the business of the Loan Parties and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of the Loan Parties.  To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the Loan Parties, enter upon, use and occupy all premises owned or occupied by the Loan Parties wherein Collateral of the Loan Parties may be situated, maintain Collateral of the Loan Parties upon such premises, borrow money on a secured or unsecured basis and use Collateral of the Loan Parties directly in carrying on the Loan Parties’ business or as security for loans or advances to enable the Receiver to carry on the Loan Parties’ business or otherwise, as such Receiver shall, in its discretion, determine.  Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent.  Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and the Lenders.  Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

(c)
To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for Agent (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral.  The Borrower acknowledges that the purpose of this Section 11.1(c) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(c).  Without limitation upon the foregoing, nothing contained in this Section 11.1(c) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(c).

11.2	Agent’s Discretion.

Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3	Setoff.

Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower Party’s property held by Agent and such Lender to reduce the Obligations.

11.4	Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5	Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5; and (iv) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5

ARTICLE 12
WAIVERS AND JUDICIAL PROCEEDINGS.

12.1	Waiver of Notice.

Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2	Delay.

No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3	Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE 13
EFFECTIVE DATE AND TERMINATION.

13.1	Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until September 28, 2016 (the “Term”) unless sooner terminated as herein provided.  Borrower may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.

13.2	Termination.

The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated.  The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of the Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or the Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto.  Accordingly, the Borrower waives any rights which it may have under the Uniform Commercial Code or the PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to the Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

ARTICLE 14
REGARDING AGENT.

14.1	Appointment.

Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2	Nature of Duties.

Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party.  The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3	Lack of Reliance on Agent and Resignation.

Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the other Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Loan Parties.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Article 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4	Certain Rights of Agent.

If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5	Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6	Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7	Indemnification.

To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8	Agent in its Individual Capacity.

With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9	Delivery of Documents.

To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and  9.12 or Borrowing Base Certificates from the Borrower pursuant to the terms of this Agreement which the Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10	Borrower’s Undertaking to Agent.

Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, the Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11	No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Loan Party, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12	Other Agreements.

Each Lender agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each Lender further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.13	Waiver of Subrogation.

Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Party or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Loan Party’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

ARTICLE 15
MISCELLANEOUS.

15.1	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applied to contracts to be performed wholly within the Commonwealth of Pennsylvania. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.   Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent's option, by service upon Borrower which each Loan Party irrevocably appoints as the Borrower's Agent for the purpose of accepting service within the Commonwealth of Pennsylvania.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court.  Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Allegheny, Commonwealth of Pennsylvania.

15.2	Entire Understanding.

(a)
This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)
The Required Lenders, Agent with the consent in writing of the Required Lenders, and Loan Parties may, subject to the provisions of this Section 15.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)	increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Revolving Advance Amount.

(ii)	extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Loan Parties to Lenders pursuant to this Agreement.

(iii)	alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b).

(iv)
release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00).

(v)	change the rights and duties of Agent.

(vi)
permit any Advance to be made or issued if after giving effect thereto the total of Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred ten percent (110%) of the Formula Amount.

(vii)	increase the Advance Rates above the Advance Rates in effect on the Closing Date.

(viii)	release any Guarantor.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower.  In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the sum of the outstanding Advances and the Maximum Undrawn Amount at any time to exceed the Formula Amount hereof at such time by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”); provided, that, such outstanding Advances do not exceed the Maximum Revolving Advance Amount.  If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a).  For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including Collateral previously deemed to be “Eligible Inventory”, or “Eligible Receivable”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral.  In the event Agent involuntarily permits the outstanding Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrower decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.  Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

In addition to (and not in substitution of) the discretionary Advances permitted above in this Section 15.2, Agent is hereby authorized by Loan Parties and Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Advances to Borrower on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Advances the outstanding Advances do not exceed one hundred percent (100%) of the Formula Amount.

15.3	Successors and Assigns; Participations; New Lenders.

(a)
This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)
Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”).  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c)
Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Advances under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than Five Million and 00/100 Dollars ($5,000,000.00), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording.  Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)
Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Each Loan Party hereby consents to the addition of such Purchasing CLO.  Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)
Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)
Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

15.4	Application of Payments.

Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

15.5	Indemnity.

Each Loan Party shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Loan Parties on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Loan Parties will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 15.5 harmless from and against all liability in connection therewith.

15.6	Notice.

Any notice or request hereunder may be given to Borrower or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 15.6.  Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 15.6) in accordance with this Section 15.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 15.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6.  Any Notice shall be effective:

(a)	In the case of hand-delivery, when delivered;

(b)	If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)
In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)
In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)	In the case of electronic transmission, when actually received;

(f)	In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 15.6; and

(g)	If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrower or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

If to Agent or PNC at:

PNC Bank, National Association
225 Fifth Avenue
Pittsburgh, Pennsylvania 15222

Attention:         Douglas Hoffman
Telephone:       (412) 768-1333
Facsimile:          (412) 768-4369

If to a Lender other than Agent, as specified on the signature pages hereof.

If to Borrower or any Loan Party:

4955 Steubenville Pike, Suite 405
Pittsburgh, PA  14205

Attention:         Vice President and CFO
Telephone:       724-773-9000
Facsimile:          412-788-1812

with a copy to:

Horsehead Holding Corp.
4955 Steubenville Pike, Suite 405
Pittsburgh, PA  14205

Attention:         General Counsel
Telephone:       724-773-2270
Facsimile:          412-788-1812

15.7	Survival.

The obligations of Loan Parties under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(b) and 15.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations for a period of five (5) years.

15.8	Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9	Expenses.

All costs and expenses including reasonable attorneys’ fees and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement and any Other Document or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder and under any Other Document and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Loan Party and any third party that is a party to any Other Document or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and any Other Document and all related agreements, documents and instruments, may be charged to Borrower’s Account and shall be part of the Obligations.

15.10	Injunctive Relief.

Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11	Consequential Damages.

Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

15.12	Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

15.13	Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

15.14	Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

15.15	Confidentiality; Sharing Information.

Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.  Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 15.15 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

15.16	Publicity.

Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

15.17	Certifications From Banks and Participants; USA PATRIOT Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

15.18	Joinder of Guarantors.

Any Subsidiary of any Borrower Party which is required to join this Agreement as a Guarantor pursuant to Section 7.1(a) and which has not yet done so shall execute and deliver to the Agent (i) a joinder agreement, in form and substance satisfactory to the Bank, pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) documents in the forms described in Section 8.1 modified as appropriate to relate to such Subsidiary; and (iii) documents necessary to grant and perfect first priority security interests to the Agent for the benefit of the Lenders in all Collateral held by such Subsidiary.  The Borrower Parties shall deliver such joinder agreement and related documents to the Agent within five (5) Business Days after the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.

15.19	Anti-Terrorism Laws.

(a)
Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)
Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) Borrower shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

[INTENTIONALLY LEFT BLANK]

Each of the parties, with the intent to be legally bound, has signed this Agreement as of the day and year first above written, as a document under seal.

BORROWER:

Zochem Inc.

By:	/s/ Robert D. Scherich
Name: Robert D. Scherich
Title: Vice President & CFO

GUARANTOR:

Horsehead Holding Corp.

By:	/s/ Robert D. Scherich
Name: Robert D. Scherich
Title: Vice President & CFO

AGENT AND LENDERS:

PNC Bank National Association, as Agent and as Lender

By:	/s/ Douglas Hoffman
Name: Douglas Hoffman
Title: Vice President

Commitment Percentage: 100%